STOCK PURCHASE AGREEMENT


                                  by and among


                               GORAN CAPITAL INC.,


                        SYMONS INTERNATIONAL GROUP, INC.,


                                  FORTIS, INC.


                                       and


                               INTERFINANCIAL INC.




                          Dated as of January 31, 1996

                                TABLE OF CONTENTS



Page

ARTICLE 1   CERTAIN DEFINITIONS
            Affiliate...................................................   1
            Agreement...................................................   2
            Applicable Law..............................................   2
            Business Day................................................   2
            Closing.....................................................   2
            Closing Balance Sheet.......................................   2
            Closing Date................................................   2
            Code........................................................   2
            Companies...................................................   2
            Earnest Money...............................................   2
            ERISA.......................................................   2
            Florida Insurance Code......................................   2
            GAAP........................................................   2
            Governmental Authority......................................   2
            Hart-Scott Act..............................................   2
            June 30 Balance Sheet.......................................   2
            Knowledge...................................................   3
            Letter of Intent............................................   3
            Material Adverse Effect.....................................   3
            Net Book Value..............................................   3
            Person......................................................   3
            Prime Rate..................................................   3
            Purchasers Disclosure Memorandum............................   3
            Seller Related Party........................................   3
            Seller Subsidiaries.........................................   4
            Sellers Disclosure Memorandum...............................   4
            Shares......................................................   4
            Standard....................................................   4
            Superior American...........................................   4
            Superior Guaranty...........................................   4
            Tax Returns.................................................   4
            Taxes.......................................................   4

ARTICLE 2    STOCK PURCHASE AND CLOSING
        2.1  Purchase and Sale of the Shares............................   4
        2.2  Consideration..............................................   4
        2.3  Payment of Purchase Price..................................   4

        2.4    Closing..................................................   6
        2.5    Earnest Money    .......................................    6
        2.6    Deliveries and Proceedings at the Closing................   7
        2.7    Composition of Investment Portfolios.....................   8
        2.8    Assignment to Affiliate..................................   8

ARTICLE 3      REPRESENTATIONS AND WARRANTIES OF SELLERS
        3.1    Organization and Good Standing of Sellers; Power and
                Authority...............................................   8
        3.2    Organization and Good Standing of Superior; Power and
                Authority...............................................   8
        3.3    Capitalization and Ownership.............................   8
        3.4    Seller Subsidiaries......................................   9
        3.5    Qualification............................................   9
        3.6    No Violation of Applicable Laws or Agreements............   9
        3.7    Financial Statements.....................................  10
        3.8    Absence of Certain Changes...............................  10
        3.9    Reserves.................................................  11
        3.10   Tax Matters..............................................  11
        3.11   Pending Litigation or Proceedings........................  12
        3.12   Compliance With Applicable Laws..........................  12
        3.13   Compliance with Material Contracts.......................  13
        3.14   Consents and Approvals...................................  14
        3.15   Legal Investments........................................  14
        3.16   Insurance Issued by the Companies; Reinsurance...........  14
        3.17   Title....................................................  14
        3.18   Employee Benefit Plans...................................  14
        3.19   Compensation Arrangements; Bank Accounts; Officers and
               Directors; Related Party Agreements......................  17
        3.20   Labor Matters............................................  17
        3.21   Brokerage................................................  18

ARTICLE 4      REPRESENTATIONS AND WARRANTIES OF PURCHASERS
        4.1    Organization and Good Standing of Purchasers; Power
                 and Authority.........................................   18
        4.2    No Violation of Applicable Laws or Agreements...........   18
        4.3    Pending Litigation or Proceedings.......................   18
        4.4    Consents and Approvals..................................   19
        4.5    Brokerage...............................................   19
        4.6    Investment Intent.......................................   19
        4.7    Acquisition Approval Filing.............................   19
        4.8    Financing...............................................   19

ARTICLE 5      CERTAIN ADDITIONAL COVENANTS AND AGREEMENTS
        5.1    Operation of the Companies' Business Pending Closing....  19
        5.2    Financing...............................................  21
        5.3    Access to Information...................................  21
        5.4    Certain Tax Matters.....................................  21
        5.5    Disclosure Memoranda....................................  27
        5.6    Superior Intercompany Agreements........................  27
        5.7    Regulatory Approvals and Consents.......................  28
        5.8    Efforts to Close........................................  29
        5.9    Expenses................................................  29
        5.10   Resignations............................................  29
        5.11   Post-Closing Cooperation................................  29
        5.12   Post-Closing Examinations...............................  29
        5.13   Maintenance of Records..................................  30
        5.14   Certain Agreements Regarding Benefit Plans and Other
                Employee Matters.......................................  30
        5.15   PMSC Negotiations.......................................  31
        5.16   Press Releases..........................................  32

ARTICLE 6      CONDITIONS TO CLOSING
        6.1    Conditions to Obligations of Purchasers.................  32
        6.2    Conditions to Obligations of Sellers....................  34

ARTICLE 7      INDEMNIFICATION
        7.1    Indemnification by Sellers..............................  35
        7.2    Indemnification by Purchasers...........................  37
        7.3    Indemnification Procedures..............................  38
        7.4    Sole Remedy.............................................  40

ARTICLE 8      TERMINATION
        8.1    When Agreement May be Terminated........................  40
        8.2    Final Termination.......................................  40
        8.3    Effect of Termination...................................  40

ARTICLE 9      ARBITRATION
        9.1    Agreement to Arbitrate..................................  41
        9.2    Initiating Arbitration..................................  41
        9.3    Effect..................................................  41
        9.4    Costs...................................................  42

ARTICLE 10      MISCELLANEOUS
       10.1     Nature and Survival of Representation..................   42
       10.2     Amendment..............................................   42
       10.3     Waiver.................................................   42
       10.4     Governing Law..........................................   42
       10.5     Notices................................................   42
       10.6     Invalid Provision......................................   43
       10.7     Assignment.............................................   43
       10.8     Binding Effect.........................................   44
       10.9     Further Assurances.....................................   44
       10.10    Headings...............................................   44
       10.11    Person and Gender......................................   44
       10.12    Entire Agreement.......................................   44
       10.13    Interpretations........................................   44
       10.14    Execution in Counterparts..............................   44
       10.15    No Third-Party Beneficiaries...........................   44


EXHIBITS:
1                 June 30 Balance Sheet
5.2               Financing Terms
6.1(c)            Opinion of Sellers' Counsel
6.2(c)            Opinion of Purchasers' Counsel

SCHEDULES:

6.1(f)   Sellers Required Consents
6.2(f)   Purchasers Required Consents

                            STOCK PURCHASE AGREEMENT


     THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made as of January 31, 1996 by and among GORAN CAPITAL INC., a Canadian federally chartered corporation organized under the laws of Canada and existing under the laws of Ontario, Canada ("Goran"), SYMONS INTERNATIONAL GROUP, INC., an Indiana corporation ("SIG") (Goran and SIG are referred to collectively as "Purchasers"), FORTIS, INC., a Nevada corporation ("Fortis") and INTERFINANCIAL INC., a Georgia corporation ("Interfinancial") (Fortis and Interfinancial are referred to collectively as "Sellers").

                                    RECITALS

         WHEREAS, Interfinancial owns 100% of the issued and outstanding capital stock of Superior Insurance Company, a Florida corporation ("Superior"), and Superior owns 100% of the issued and outstanding capital stock of each of Superior American Insurance Company, Superior Guaranty Insurance Company, and The Standard Plan, Inc.; and

     WHEREAS, Fortis owns 100% of the issued and outstanding capital stock of Interfinancial; and

     WHEREAS, Goran owns 100% of the issued and outstanding capital stock of SIG; and

     WHEREAS, Sellers desire that Interfinancial sell to SIG, and Purchasers desire that SIG purchase, all of the capital stock of Superior, in accordance with the terms and conditions of this Agreement;

     NOW, THEREFORE, in consideration of the mutual promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:


                                    ARTICLE 1
                               CERTAIN DEFINITIONS

     As used herein and in the Schedules and Exhibits hereto, the following terms have the following respective meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

     "Affiliate" of a Person means any Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person. For purposes of this Agreement, "control" shall be conclusively  presumed  if a Person  holds the  power,  by equity  ownership  or

AD951840.095
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otherwise, to elect at least 50% of the directors  of the other  Person or otherwise  direct the  policies and business activities of the other Person.

     "Agreement" means this Stock Purchase Agreement and all Exhibits hereto, as the same may be supplemented, modified or amended from time to time.

     "Applicable  Law"  means  all  applicable   provisions  of   constitutions,
statutes, laws, rules, regulations and orders of all Governmental Authorities.

     "Business Day" means any day other than a Saturday, a Sunday, or any day upon which commercial banks in the city of New York are authorized or required by law to be closed.

     "Closing" means the consummation of the transactions described in this Agreement.

     "Closing Balance Sheet" is defined in Section 2.3(b).

     "Closing Date" means the date upon which Closing occurs.

     "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

     "Companies" means Superior collectively with the Seller Subsidiaries.

     "Earnest Money" is defined in Section 2.5.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as in effect from time to time.

     "Florida Insurance Code" means Title XXXVII of the Florida Statutes.

     "GAAP"  means  United  States  generally  accepted  accounting   principles
consistently applied.

     "Governmental Authority" means any federal, state, county, local, foreign or other governmental or public agency, instrumentality, commission, authority, board or body.

     "Hart-Scott Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and all regulations promulgated thereunder.

     "June 30 Balance Sheet" means the unaudited balance sheet of the Companies on a consolidated basis prepared as of June 30, 1995 and attached hereto as
Exhibit 1.

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     "Knowledge"  (i) with respect to Sellers  means those facts known (or which should be known) by any of the executive officers of Fortis and Interfinancial and the following persons: Howard Wexler, Meril Joseph, Steve Pierson, Jim Cizek, Roger Sullivan and Don Ringham; and (ii) with respect to Purchasers, means those facts known (or which should be known) by any of the executive officers or directors of any Purchaser.

     "Letter of Intent" means that certain Letter of Intent dated by Fortis on June 28, 1995 and approved and accepted by Goran on June 30, 1995.

     "Material Adverse Effect" means a material adverse effect to the property, results of operations or financial condition of a Person; provided, however, that a Material Adverse Effect shall not include the effect of any matter which has or may have an industry-wide effect, or any general economic conditions.

     "Net Book Value" means the aggregate book value of all assets less the aggregate book value of all liabilities as of the specified date, as reflected on a balance sheet as of such date prepared on an accrual basis in accordance with GAAP.

     "Person" means an individual, corporation, partnership, association, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

     "Prime Rate" means the prime rate as published in the "Money Rates" column of The Wall Street Journal, Eastern Edition; in the event that more than one such rate is reported, the Prime Rate shall equal the average of such rates. Use of the term "Prime Rate" in this Agreement shall mean a per annum rate, simple interest.

     "Purchasers Disclosure Memorandum" means the written information entitled "Purchasers Disclosure Memorandum" delivered to Fortis prior to the date of this Agreement and referencing specific Sections of this Agreement. Any matter disclosed by Purchasers with respect to one Section shall be deemed disclosed with respect to all other Sections, provided that the relevance to the Section from which any such matter is omitted is apparent from the disclosure with respect to the Section for which such matter is included.

     "Seller Related Party" means (i) Fortis, (ii) Interfinancial, (iii) any of the Companies, (iv) any Affiliate of Fortis, Interfinancial or any of the Companies, (v) any officer or director of Fortis, Interfinancial, any of the Companies or any Affiliate thereof, (vi) any family member of any officer or director of Fortis, Interfinancial, any of the Companies or any of their Affiliates, and (vii) any business entity in which any officer or director of Fortis, Interfinancial, any of the Companies or any Affiliate thereof, or any family member of any such officer or director, individually or in the aggregate, holds a majority interest.

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     "Seller  Subsidiaries"  means  Standard,  Superior  American  and  Superior
Guaranty.

     "Sellers Disclosure Memorandum" means the written information entitled "Sellers Disclosure Memorandum" delivered to Goran prior to the date of this Agreement and referencing specific Sections of this Agreement. Any matter disclosed by Sellers with respect to one Section shall be deemed disclosed with respect to all other Sections, provided that the relevance to the Section from which any such matter is omitted is apparent from the disclosure with respect to the Section for which such matter is included.

     "Shares" means 100% of the issued and outstanding shares of capital stock (including warrants, if any) of Superior.

     "Standard" means The Standard Plan, Inc., a Georgia corporation and wholly owned subsidiary of Superior.

     "Superior American" means Superior American Insurance Company, a Florida corporation and wholly owned subsidiary of Superior.

     "Superior Guaranty" means Superior Guaranty Insurance Company, a Florida corporation and wholly owned subsidiary of Superior.

     "Tax  Returns"   means  all  returns,   reports,   statements,   estimates,
declarations, notices or forms, including accompanying schedules, in each case with respect to Taxes.

     "Taxes" means all federal, state, local and foreign income, premium, payroll, withholding, excise, sales, use, gains, transfer, real and personal property, use and occupation, capital stock, franchise and other taxes, including interest and penalties thereon and all estimated taxes.


                                    ARTICLE 2
                           STOCK PURCHASE AND CLOSING

     2.1 Purchase and Sale of the Shares. Upon and subject to the terms and conditions of this Agreement, Interfinancial shall sell, and SIG shall purchase, 30,000 Shares of common stock, par value One Hundred Dollars ($100.00) per share, which represents 100% of the issued and outstanding shares of capital stock of Superior.

     2.2 Consideration. The aggregate consideration (the "Purchase Price") to be paid by SIG to Interfinancial for the Shares shall equal (i) 1.05 multiplied by the Net Book Value of Superior as reflected on the Closing Balance Sheet plus
(ii) Three Hundred Sixty Thousand Dollars ($360,000).

     2.3 Payment of Purchase Price. SIG shall pay the Purchase Price as follows:

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                  (a) Closing Date  Payment.  At the  Closing,  SIG shall pay to
         Interfinancial an amount equal to (i) 1.05 multiplied by the Net Book Value of Superior as reflected on an unaudited balance sheet prepared by Superior as of close of business on the last day of the month immediately preceding the month in which Closing occurs, less (ii) the Earnest Money (plus interest as described in Section 2.5). The sum of the amount paid by SIG in cash at Closing and the Earnest Money shall be referred to herein as the "Closing Date Payment."

                  (b)      Post-Closing Adjustment.

                           (i) As soon as  practicable,  but in any event within
                  45 days after the Closing, Sellers will prepare and deliver to Purchasers a balance sheet and related notes of Superior as of the close of business on the Closing Date (the "Closing Balance Sheet") prepared in accordance with GAAP (except to the extent set forth in Sections 5.4 and 5.14) and reflecting accounting principles and practices consistent with those used in the preparation of the June 30 Balance Sheet. Such Closing Balance Sheet shall be accompanied by the report of Ernst & Young, independent auditors for Superior, which report shall state (without qualification as to scope of audit or other matters) that in the opinion of Ernst & Young the Closing Balance Sheet fairly presents the financial position, assets and liabilities of Superior as of the Closing Date and has been prepared in accordance with GAAP (except to the extent set forth in Sections 5.4 and 5.14) reflecting accounting principles and practices consistent with those used in the preparation of the June 30 Balance Sheet. Notwithstanding the foregoing, (i) the Closing Balance Sheet shall be prepared using a materiality standard appropriate under GAAP for the Companies on a consolidated basis, without regard for any other Affiliate of the Companies, and (ii) any asset, liability or negative liability that will be extinguished by reason of the transactions contemplated hereby shall not be included on the Closing Balance Sheet.

                           (ii) Following  delivery of the Closing Balance Sheet
                  by Sellers, Purchasers shall have 15 days in which to review the Closing Balance Sheet. During such 15-day period, Sellers shall cause Ernst & Young to provide to Purchasers and their independent auditors, Coopers & Lybrand, full access to Ernst & Young's work papers in connection with the audit of the Closing Balance Sheet. Such Closing Balance Sheet shall be deemed conclusive and binding on the parties, unless Purchasers notify Sellers in writing within such 15-day period of their disagreement therewith (which notice shall state with reasonable specificity the reasons for any disagreement and the amounts in dispute). If there is a disagreement, and such disagreement cannot be resolved by Purchasers and Sellers within 10 days following Sellers' receipt of Purchasers' notice of disagreement, the dispute shall be submitted to the

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
               independent auditing firm of Arthur Andersen, provided that Arthur Andersen has not worked for either party. If Arthur Andersen has worked for either party, Sellers and Purchasers shall mutually select another independent auditing firm that has not worked for either party. The determination by Arthur Andersen or such other independent auditing firm, which shall be made within 30 days of the date upon which the dispute is submitted to such firm, shall be binding and conclusive on the parties. Purchasers and Sellers shall each pay one-half of the cost of the fees and expenses of such independent auditing firm.

                    (iii) Within 5 days after all disputes have been resolved with respect to the Closing Balance Sheet, the parties shall make any necessary payment to ensure that SIG has paid the full Purchase Price and no more. Therefore, if the Purchase Price is
               (x) less than the Closing Date Payment, Interfinancial shall refund to SIG the difference, or (y) greater than the Closing Date Payment, SIG shall pay to Interfinancial the difference. Any such refund or payment shall bear interest at the Prime Rate as reported for the Closing Date from the Closing Date through and including the date of payment.

                  (c) Each monetary amount stated in this Agreement is stated in United States Dollars, and each payment or refund made pursuant to this
         Article 2 shall be in United States Dollars paid by means of a wire transfer of immediately available funds to an account designated by the recipient.

         2.4 Closing. Closing shall be effective as of close of business on the last day of the month in which all of the conditions set forth in Article 6 are satisfied or waived, and Closing shall take place at such time and place as the parties may agree.

         2.5      Earnest Money.

                  (a) The parties acknowledge and agree that heretofore Goran has paid to Fortis the sum of $100,000 pursuant to paragraph 3 of the Letter of Intent, and an additional $300,000 pursuant to that certain Letter Agreement between Goran and Fortis dated December 31, 1995 (the "December Letter Agreement") (collectively, the "Earnest Money"). Fortis shall continue to hold the Earnest Money until the earlier of
         (i) the Closing Date, or (ii) termination of this Agreement in accordance with Article 8. In the event that Closing occurs, the Earnest Money plus interest as described in Section 2.5(b) shall be applied against the Purchase Price as set forth in Section 2.3 above. In the event that Closing does not occur as a result of a breach of this Agreement by Sellers, Fortis shall promptly pay to Goran the Earnest Money plus interest as described in Section 2.5(b) (and such payment shall be in addition to, and not in lieu of or limitation of, any other remedies that Purchasers may have hereunder or otherwise). In the event that Closing does not occur for any reason other than a

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
          breach of this Agreement by Sellers, Fortis shall retain the Earnest Money in consideration for its having agreed to the exclusivity provisions of the Letter of Intent and the December Letter Agreement. In such event, if Closing does not occur because Purchasers have breached this Agreement, Fortis' retention of the Earnest Money shall be in addition to, and not in lieu of or limitation of, any other remedies that Fortis may have hereunder or otherwise. In such event, if Closing does not occur for any reason other than a breach of this Agreement by Purchasers, Fortis' retention of the Earnest Money shall be Fortis' sole right and Fortis shall not have the right to seek from Purchasers payment for any damages.

                  (b) The parties acknowledge and agree that, contrary to the Letter of Intent, Fortis has not held the Earnest Money in an interest bearing account. In lieu of any interest that would have been earned on such an interest bearing account, in any instance in which Fortis will return the Earnest Money plus interest to Goran, or apply the Earnest Money plus interest to the Purchase Price, as described in Section 2.5(a), Fortis will pay to Goran interest on the Earnest Money at the rate of 6.00% per annum simple interest, as follows:

                           (i) interest on $50,000 from July 7, 1995 through either the Closing Date or the date that the Earnest Money is refunded to Goran, as applicable;

                           (ii) interest on $50,000 from August 30, 1995 through
                  either the Closing Date or the date that the Earnest Money is refunded to Goran, as applicable; and

                           (iii) interest on $300,000 from January 15, 1996 through either the Closing Date or the date that the Earnest Money is refunded to Goran, as applicable.

         2.6 Deliveries and Proceedings at the Closing. At the Closing, the parties shall execute and deliver each agreement and instrument required or contemplated by this Agreement to be so executed and delivered and not theretofore executed and delivered, including, without limitation: (a) SIG shall deliver to Interfinancial the payment required by Section 2.3(a); and (b) Interfinancial shall deliver to SIG (i) the certificate or certificates evidencing the Shares, duly endorsed in blank for transfer or accompanied by duly executed irrevocable stock powers in blank, free and clear of all liens, encumbrances, pledges, options, voting agreements, contractual rights or other claims whatsoever; and (ii) a certificate in accordance with Treasury Regulation
Section 1.1445- 2(b)(2) certifying that Interfinancial is not a "foreign person." If, on or prior to the Closing, SIG shall not have received such certificate identified in (ii) above, SIG may withhold from the Closing Date Payment such sums as are required to be withheld therefrom under Section 1445 of the Code. All actions taken at the Closing shall be deemed to occur simultaneously.

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
         2.7 Composition of Investment Portfolios. Upon the request of Purchasers, delivered to Sellers within a reasonable time prior to Closing, Sellers shall cause those investments of the Companies that are eligible investments only by virtue of Section 625.331(1)(b) of the Florida Insurance Code to be sold or otherwise converted to cash on or before the Closing Date.

         2.8 Assignment to Affiliate. Notwithstanding Section 10.7, SIG may assign its rights and obligations under this Agreement to any Person that is an Affiliate of SIG; provided, however, that such assignee shall execute and deliver to Sellers an agreement agreeing to be bound by the terms and conditions of this Agreement applicable to SIG; and provided, further, that no such assignment shall relieve SIG of any obligations under this Agreement.


                                    ARTICLE 3
                    REPRESENTATIONS AND WARRANTIES OF SELLERS

         Sellers hereby, jointly and severally, represent and warrant to Purchasers as follows:

         3.1 Organization and Good Standing of Sellers; Power and Authority. Each of Fortis and Interfinancial is a corporation duly organized, validly existing and in good standing under the laws of the state in which it is incorporated. Sellers have the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of, and the performance by Sellers of their obligations under, this Agreement have been duly and validly authorized by all necessary corporate action on the part of each of the Sellers. No other corporate or shareholder proceedings on the part of either Seller are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Sellers and constitutes Sellers' valid and binding obligations, enforceable against Sellers in accordance with its terms.

         3.2 Organization and Good Standing of Superior; Power and Authority. Superior is a corporation duly organized, validly existing and in good standing under the laws of Florida. Superior has all requisite corporate power and authority to own or lease its properties and assets as now owned or leased. The copies of Superior's articles of incorporation and bylaws, as amended to date, which have been delivered to Purchaser, are correct and complete and are in full force and effect.

         3.3 Capitalization and Ownership. Superior's authorized capital stock consists solely of 30,000 shares of common stock, par value $100 per share, 30,000 of which are currently issued and outstanding and none of which are held in its treasury. All of such outstanding shares of Superior have been duly authorized, validly issued and are fully paid and nonassessable. There are no

                                      - 8 -
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outstanding options, warrants, rights, agreements, calls, commitments or demands of any character relating to the capital stock of Superior and no securities convertible into or exchangeable for any of such capital stock. Interfinancial
(a) is the sole record and beneficial owner of the Shares, free and clear of any lien, security interest, restriction, encumbrance or claim, and (b) owns all of the issued and outstanding capital stock of Superior.

         3.4 Seller Subsidiaries. Superior owns, free and clear of all liens and encumbrances whatsoever, 100% of the issued and outstanding capital stock of each Seller Subsidiary. All of such outstanding shares of the Seller Subsidiaries have been duly authorized, validly issued and are fully paid and nonassessable. There are no outstanding options, warrants, rights, agreements, calls, commitments or demands of any character relating to the capital stock of any Seller Subsidiary and no securities convertible into or exchangeable for any of such capital stock. Sellers Disclosure Memorandum accurately sets forth the number of shares, classes and par values of the authorized and issued shares of the Seller Subsidiaries. Superior does not, directly or indirectly, own any stock of, or any other interest in, any Person other than the Seller Subsidiaries, except that Superior may own interests held for investment purposes not exceeding 10% of any such single Person. Each Seller Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the state in which it is incorporated, and each Seller Subsidiary has all requisite corporate power and authority to own or lease its properties and assets as now owned or leased. The copies of the articles of incorporation and bylaws of each Seller Subsidiary, as amended to date, which have been delivered to Purchasers, are correct and complete and are in full force and effect.

         3.5 Qualification. Each of the Companies is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which such qualification or licensing is necessary under Applicable Law, except where the failure to be so duly qualified or licensed or in good standing would not have a Material Adverse Effect on Superior. Notwithstanding the foregoing, Superior is qualified to do insurance business in the following states: Alabama, Arizona, California, Florida, Georgia, Illinois, Maryland, Mississippi, Ohio, South Carolina, Tennessee, Texas, Virginia and Wisconsin.

         3.6 No Violation of Applicable Laws or Agreements. The execution and delivery of this Agreement by Sellers do not, and the consummation of the transactions contemplated by this Agreement and the compliance with the terms, conditions and provisions of this Agreement by Sellers, will not (a) violate or conflict with any provision of Sellers' or the Companies' articles of incorporation or bylaws; (b) except as set forth in Sellers Disclosure Memorandum, violate, conflict with or result in the breach or termination of, or otherwise give any contracting party (which has not consented to such execution, delivery and consummation) the right to change the terms of, or to terminate or accelerate the maturity of, or constitute a default under the terms of, any indenture, mortgage, loan or credit agreement or any other material agreement or instrument to which any of Sellers or the Companies is a party or by which any

                                      - 9 -
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of them or any of their assets may be bound or affected,  or any Applicable Law;
(c) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the Companies' assets or give to others any
interests  or  rights  therein;   other  than  any  such  conflicts,   breaches,
terminations, accelerations, defaults or violations that would not, individually or in the aggregate, have an adverse financial impact on Superior of $50,000 or more.

     3.7 Financial Statements. Sellers have delivered to Purchasers complete and correct copies of the following:

                  (a) the Annual Statements of Superior filed with the Department of Insurance of the State of Florida for the years ending December 31, 1991, 1992, 1993 and 1994, together with the exhibits and schedules thereto, and the Annual Statement of each of Superior American and Superior Guaranty filed with the Florida Insurance Department for the year ending December 31, 1994, together with the exhibits and schedules thereto (collectively the "Superior Annual Statements");

                  (b) the Quarterly Statements of each of Superior, Superior American and Superior Guaranty filed with the Department of Insurance of the State of Florida for the quarters ending March 31, 1995 and June 30, 1995, together with the exhibits and schedules thereto (collectively, the "Superior Quarterly Statements"); and

                  (c)      the June 30 Balance Sheet.

         The financial statements contained in the Superior Annual Statements and the Superior Quarterly Statements (i) have been prepared in accordance with statutory accounting principles ("SAP") as prescribed or permitted by the Florida Insurance Department, except that the financial statements contained in the Quarterly Statements are unaudited; and (ii) are correct and complete and in accordance with the books and records of each Company, respectively. The financial statements contained in the Annual Statements fairly present in accordance with SAP the financial condition, assets and liabilities of each Company, respectively, as at their respective dates and the results of its operations for the periods covered thereby. The financial statements contained in the Quarterly Statements include all adjustments necessary for a fair presentation of the financial position of each Company, respectively, and the results of its operations for the interim period presented, subject to normal recurring year-end adjustments and the omission of footnote disclosures. The June 30 Balance Sheet has been prepared in accordance with GAAP and fairly presents the assets and liabilities of the Companies on a consolidated basis as of June 30, 1995.

     3.8 Absence of Certain Changes. Except as disclosed in Sellers Disclosure Memorandum, since June 30, 1995 (i) there has been no occurrence having, or which would reasonably be expected to result in, a Material Adverse Effect on Superior, and (ii) none of the Companies has taken any action that would be
                                     - 10 -
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
prohibited under Section 5.1 after the date of this Agreement. Since June 30, 1995, the business of the Companies has been conducted only in the ordinary and usual course consistent with past practice, except with respect to the transactions contemplated by this Agreement.

         3.9 Reserves. Each reserve established or reflected in the June 30 Balance Sheet in respect of the Companies' insurance policies was determined in accordance with generally accepted actuarial standards, was based on actuarial assumptions that were in accordance with those called for in relevant insurance policy and contract provisions, is fairly stated in accordance with sound actuarial principles and is in compliance with the applicable requirements of the Florida Insurance Code.

     3.10 Tax Matters. Except as set forth in Sellers Disclosure Memorandum:

                  (a) The Companies, Sellers and certain other Affiliates of Fortis constitute an affiliated group of corporations within the meaning of Section 1504 of the Code (the "Group"), and Superior has joined in the filing of a consolidated federal income Tax Return with the Group for taxable years beginning with 1984.

                  (b) The Group has (i) timely filed all Tax Returns required to be filed by it; (ii) paid all Taxes shown to have become due pursuant to such filed Tax Returns; and (iii) paid all other Taxes for which a notice of assessment or demand for payment has been received or which are otherwise due and payable. All Tax Returns of the Group (i) have been prepared in accordance with all Applicable Laws, and (ii) accurately reflect the taxable income (or other measure of tax) of the corporation or corporations filing the same. All Taxes of the Companies for periods after December 31, 1994 have been paid or are adequately reserved against on the books of the Companies, except as may otherwise be permitted under Section 5.4 hereof. The Companies have timely filed all information returns or reports, including Forms 1099, that are required to be filed and have accurately reported all information required to be included on such returns or reports. True copies of federal income tax returns of the Companies included in the consolidated Tax Returns for the Group for each of the fiscal years ended December 31, 1992 through December 31, 1994 have been delivered to Purchasers. True copies of the state Tax Returns of the Companies filed most recently in each state, respectively, in which the Companies have filed Tax Returns have been delivered to Purchasers. The Companies have paid all insurance guaranty fund assessment liabilities for which a notice of assessment or demand for payment has been received or which are otherwise due and payable.

                  (c) There is no action, suit, proceeding, investigation, audit or claim pending or proposed with respect to any liability for Tax that relates to any of the Companies, and there are no proposed assessments of Taxes against the Companies, no proposed adjustments to any Tax Return pending against the Group with respect to the Companies' operations or assets, and no proposed adjustments to the manner in

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
          which any Tax of the Group is determined with respect to the Companies' operations or assets. No taxing authority in a jurisdiction where the Companies do not file Tax Returns has made a claim or threat that any of the Companies is or may be subject to taxation by that jurisdiction.

                  (d) None of the Companies has (i) filed any consent agreement under Section 341(f) of the Code, (ii) executed or been the subject of a waiver or consent extending any statute of limitation for any Tax liability that remains outstanding, (iii) joined in or been required to join in filing a consolidated or combined federal, state or local Tax Return with any corporation other than a current or former member of the Group, (iv) been the subject of a ruling of the Internal Revenue Service or any state or local taxing authority that has continuing application to the Companies, (v) been the subject of a closing agreement with any taxing authority that has continuing effect, (vi) filed an election under Section 338(g) or Section 338(h)(10) of the Code or caused a deemed election under Section 338(e) thereof, or (vii) granted a power of attorney with respect to any Tax matters that has continuing effect. None of the Companies has agreed to make nor is it required to make any adjustment under Section 481 of the Code or any comparable provision of state, local or foreign law by reason of a change in accounting method or otherwise and the Internal Revenue Service (or other taxing authority) has not proposed any such change in accounting method in connection with an ongoing audit of any of the Companies. None of the Companies has disposed of property in a transaction being accounted for under the installment method pursuant to Section 453 of the Code, or any comparable state, local or foreign law.

         3.11 Pending Litigation or Proceedings. Except for claims under insurance contracts against the Companies in the ordinary course of business, or as set forth in Sellers Disclosure Memorandum, there are no claims, suits, actions, proceedings, arbitrations or investigations pending, or to the Knowledge of Sellers threatened, against or otherwise relating to or involving any of the Companies or any of their properties, which (i) in the aggregate exceed $50,000 and (ii) will not be shown as a liability on the Closing Balance Sheet. Sellers Disclosure Memorandum sets forth a complete and accurate list of all litigation relating to the transactions contemplated hereby.

         3.12     Compliance With Applicable Laws.

         (a) None of the Companies is in violation of any Applicable Law, except for possible violations that would not, individually or in the aggregate, have or be reasonably likely to have a Material Adverse Effect on Superior. Each of
the   Companies   holds  all   licenses,   permits,   registrations   and  other
authorizations required to conduct its business,  including, without limitation,
insurance   business  where   applicable,   and  all  such  licenses,   permits,
registrations and other authorizations are valid and in full force and effect, except for those the absence of which are not reasonably likely to have a
                                     - 12 -
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Material Adverse Effect on Superior. Each of the Companies is in compliance with all such licenses, permits, registrations and authorizations, except for possible failures to be so in compliance which are not reasonably likely to have a Material Adverse Effect on Superior.

         (b) The Companies are in compliance in all material respects with all Applicable Laws relating to air, water, soil, solid waste management, Hazardous Materials (as defined below), or the protection of health or the environment (collectively, the "Environmental Laws"). There are no claims, actions, suits or proceedings pending or, to Sellers' Knowledge threatened, against or involving the Companies or relating to any real property at any time owned, leased or used by any of the Companies under any of the Environmental Laws (whether by reason of any failure to comply with any of the Environmental Laws or otherwise). No decree, judgment or order of any kind under any of the Environmental Laws has been entered against any of the Companies. There has not been a Release (as defined below) of any Hazardous Material on any real property leased by the Companies, and the Companies have not received any notification from any Governmental Authority that as to any real property leased by the Companies or any business or activities conducted on any such property, there exists or has occurred a violation of applicable Environmental Laws or potential liability for Release of Hazardous Materials. For purposes of this Section 3.12(b), (i) "Hazardous Materials" means materials defined as "hazardous waste or substances" under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss. 9601 et seq. and the Resource Conservation and Recovery Act, 42 U.S.C. ss. 6903 et seq., and other solid, semi-solid, liquid or gaseous substances which are toxic, ignitable, corrosive, carcinogenic or otherwise dangerous to human, plant or animal health and well being; and (ii) "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or other disposal in any amount into or onto the air, ground or surface water, land or other parts of the environment, however caused.

         (c) Sellers Disclosure Memorandum sets forth a complete and accurate list of all examinations and audits conducted with respect to the Companies by state insurance regulatory authorities during 1993, 1994 or 1995, or that are currently in progress, (i) for which such regulatory authorities have issued written reports, or (ii) for which the Companies reasonably expect to receive written reports from such regulatory authorities. With respect to all such examinations and audits for which written reports have been issued, the Companies have paid all fines and penalties assessed pursuant thereto, and the Companies are in material compliance with all changes required to be implemented by the Companies pursuant thereto.

     3.13  Compliance  With  Material  Contracts.  The Companies do not have any contract, lease, agreement or legal commitment of any kind, oral or written, formal or informal, pursuant to which the Companies owe more than $75,000 per calendar year except as described in Sellers Disclosure Memorandum (the "Material Contracts"). All Material Contracts are in full force and effect, and none of the Companies is in default under, nor has any event occurred which with the passage of time or giving of notice or both would result in any of the Companies being in default under, any of the terms thereof.
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         3.14  Consents  and  Approvals.  Except (a) as set forth in the Sellers
Disclosure Memorandum, (b) as required under the Hart-Scott Act, and (c) for the approval of the Florida Insurance Department, the execution, delivery and
performance  of  this  Agreement  by  Sellers  and  the   consummation   of  the
transactions contemplated hereby do not require any consent, approval or authorization of, or registration or filing with, any Person or Governmental Authority.

         3.15 Legal Investments. The bonds, stocks and other investments owned beneficially or of record by the Companies are permissible investments for them under the Florida Insurance Code. The Companies own good and marketable title to such investment assets, free and clear of any lien, encumbrance, mortgage, pledge, charge or security interest whatsoever, other than those that are not, individually or in the aggregate, material to Superior. The Companies' investment assets are invested by Fortis Asset Management, a division of Fortis, pursuant to authority granted by an intercompany agreement between Superior and Fortis and subject to the supervision of the Companies' Boards of Directors.

         3.16 Insurance Issued by the Companies; Reinsurance. All insurance policies and contracts issued by any of the Companies now in force (other than policies and contracts issued under applicable surplus lines laws) are on forms and at rates approved by the insurance regulatory authority of the state or jurisdiction where issued or have been filed with and not objected to by such authority within the period provided for objection. Except as set forth in Sellers Disclosure Memorandum, all insurance policies issued by the Companies that are currently in force are nonstandard automobile insurance policies. Sellers Disclosure Memorandum sets forth a complete and accurate list of all reinsurance agreements pursuant to which any of the Companies is a party (the "Reinsurance Agreements"). Subject only to the Companies' right to amend those Reinsurance Agreements specified in Section 5.6(c), each of the Reinsurance Agreements is in full force and effect, and none of the Companies is in default under, nor has any event occurred which with the passage of time or giving of notice or both would result in any of the Companies being in default under, any of the terms thereof.

         3.17 Title. Each of the Companies has (i) good and marketable title, or valid and binding leasehold rights in the case of leased property, to all material personal property owned or leased by it, and (ii) valid and binding leasehold rights to all real property leased by it, free and clear of any lien, encumbrance, mortgage, pledge, charge or security interest whatsoever, other than those that are not, individually or in the aggregate, material to Superior. None of the Companies owns any real property. Sellers Disclosure Memorandum sets forth a complete and accurate list of all real property leased by any of the Companies.

         3.18     Employee Benefit Plans.
                  (a) The only  employee  pension  benefit  plans (as defined in
         Section 3(2) of ERISA),  welfare  benefit  plans (as defined in Section
                                     - 14 -
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
         3(1) of ERISA), bonus, stock purchase, stock ownership, stock option, deferred compensation, incentive or other compensation plan or arrangement, and other material employee fringe benefit plans (each an "Employee Plan") presently maintained by, or contributed to by the Companies or by Sellers, or under which the Companies or Sellers have any obligations, for the benefit of any current or former employee of the Companies, other than a multiemployer plan as defined in Section 3(37) of ERISA, are those listed in Sellers Disclosure Memorandum (the "Benefit Plans"), which identifies whether each Benefit Plan is provided by Sellers as part of an employee benefit plan also covering employees of other Affiliates of Sellers ("Sellers' Plans"), or is provided separately by the Companies ("Companies' Plans") and does not cover employees other than employees of the Companies.

                  (b) The Companies, Sellers and any other sponsor of any of the Benefit Plans have performed all material obligations required to be performed by them under the Benefit Plans, and each of the Benefit Plans is in compliance in all material respects with the applicable provisions of ERISA and those provisions of the Code applicable to the Benefit Plans.

                  (c) All contributions to, and payments from, the Benefit Plans which may have been required to be made in accordance with the Benefit Plans and, when applicable, Section 302 of ERISA or Section 412 of the Code, have, in all material respects, been timely made.

                  (d) Except as set forth in Sellers Disclosure Memorandum, there are (i) no pending, or to Sellers' Knowledge threatened, audits or investigations by any Governmental Authority involving the Benefit Plans, (ii) no pending, or to Sellers' Knowledge threatened, termination proceedings involving the Benefit Plans, and (iii) no pending, or to Sellers' Knowledge no threatened, claims (except for routine claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings involving any Benefit Plan or asserting any rights or claims to benefits under any Benefit Plan or any employee agreement described in Section 3.20(a) which could give rise to any material liability.

               (e) Neither the Benefit Plans, the Companies, Sellers nor any employee of the foregoing, nor, to Sellers' Knowledge, any trusts created thereunder or any trustee, administrator or other fiduciary thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 4975 of the Code or Section 406 of ERISA) which could subject the Companies to the tax or penalty on prohibited transactions imposed by such Section 4975 or the sanctions imposed under Title I of ERISA or any material liability under Chapter 43 of Subtitle D of the Code. Neither the Benefit Plans nor any such trust has been terminated nor have there been any "reportable events" (as defined in Section 4043 of ERISA and the regulations thereunder) with respect to either thereof.
                                     - 15 -
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                  (f) No  Benefit  Plan  subject  to Title IV of ERISA  has been terminated, and neither Sellers, the Companies nor any ERISA Affiliate (as defined below) has incurred any material liability to the Pension Benefit Guaranty Corporation other than for the payment of premiums, all of which have been paid when due. No Benefit Plan has applied for or received a waiver of the minimum funding standards imposed by
         Section 412 of the Code.

                  (g) At no time have (a) any of Sellers, (b) any of the Companies or (c) any business or entity that is or was, together with the Companies, treated as a "single employer" under Section 414(b), 414(c) or 414(m) of the Code, required to be aggregated with any of the Companies under Section 414(o) of the Code or under "common control" with any of the Companies under Section 4001(a)(14) of ERISA (an "ERISA Affiliate"), incurred any liability which could subject Purchaser or the Companies to liability under Section 4062, 4063 or 4064 of ERISA.

                  (h) At no time for which any relevant statute of limitations remains open have Sellers, the Companies or any ERISA Affiliate been required to contribute to, or incurred any withdrawal liability within the meaning of Section 4201 of ERISA, to any multiemployer pension plan, within the meaning of Section 3(37) of ERISA, which liability has not been fully paid as of the date hereof.

                  (i) Sellers and the Companies have complied in all material respects with the notice and continuation coverage requirements of
         Section 4980B of the Code and the regulations thereunder with respect to each Benefit Plan that is, or was during any taxable year of Sellers or the Companies for which the statute of limitations on the assessment of federal income taxes remains open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code.

                  (j) Neither Sellers nor the Companies have incurred or are reasonably likely to incur any liability that is or could reasonably be expected to become a material liability of the Companies with respect to any plan or arrangement that would be included within the definition of "Benefit Plan" or within the employment agreements described in
         Section 3.20(a) hereunder but for the fact that such plan or arrangement was terminated or expired by its terms before the date of this Agreement.

               (k) No  payment  which  is or  may  be  made  by  Sellers  or the
          Companies,  or  from  any  Benefit  Plan  or  any  employee  agreement described in Section 3.20(a), to any employee, former employee, director or agent of the Companies under the terms of any Benefit Plan or such employee agreement, either alone or in conjunction with any other payment, will or could be characterized as an excess parachute payment under Section 28OG of the Code.
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
                  (l) Except as set forth in Sellers Disclosure Memorandum, under the terms of the Companies' Plans, consummation of the transactions contemplated by this Agreement (either alone or together with any other event specified in such Companies' Plans) will not result in any payment, acceleration, restriction on amendments,
         forgiveness  of  indebtedness,   vesting,  distribution,   increase  in
         benefits or obligation to fund benefits under any of the Companies' Plans.

     3.19 Compensation Arrangements; Bank Accounts; Officers and Directors; Related Party Agreements. Sellers Disclosure Memorandum sets forth the following information:

                  (a) the name and current annual salary, including any bonus, if applicable, of each of the present officers and employees of the Companies whose current annual salary, including any promised or customary bonus, equals or exceeds $100,000, together with a statement of the full amount of all cash remuneration paid by the Companies to each such person and to any director of the Companies, during the twelve-month period preceding the date hereof;

                  (b) the name of each bank in which any of the Companies has an account or safe deposit box, the identifying numbers thereof, and the names of all persons authorized to draw thereon or to have access thereto;

               (c) the name and title of each director and officer of each of the Companies and of each trustee, fiduciary or plan administrator of each Benefit Plan;

                  (d) a list of all executive perquisites, such as automobiles, club memberships, and the like, that the Companies will be obligated to provide to any officer of the Companies after the Closing; and

                  (e) a list of all agreements, including, without limitation, all loan agreements, if any, between any of the Companies and any Seller Related Party.

         3.20  Labor  Matters.   Except  as  disclosed  in  Sellers   Disclosure
Memorandum, (a) there are no written agreements pursuant to which the Companies have agreed to pay any Person any salary or bonus compensation or severance payments which will continue in effect or could result in liability to the Companies after Closing, (b) the Companies are not, nor have been, bound by any collective bargaining agreement or other contract with a labor union; (c) there is no unfair labor practice, employment discrimination, or wage/hour complaint pending or, to Sellers' Knowledge threatened; (d) there is no labor strike, dispute, slow down or stoppage actually pending or, to Sellers' Knowledge, threatened against or involving any of the Companies; and (e) none of the Companies has effectuated a "plant closing" as defined in The Worker Adjustment and Retraining Notification Act, 29 U.S.C. ss.ss. 2101-2109 or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law.
                                     - 17 -
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         3.21 Brokerage. None of Sellers or the Companies has made any agreement or taken any other action which might cause anyone to become entitled to a broker's fee or commission as a result of the transactions contemplated hereby.

                                    ARTICLE 4
                  REPRESENTATIONS AND WARRANTIES OF PURCHASERS

         With  respect  to  Goran  and  SIG,  Purchasers  hereby,   jointly  and
severally, represent and warrant to Sellers as follows:

         4.1 Organization and Good Standing of Purchasers; Power and Authority. Each of Goran and SIG is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated. Purchasers have the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of, and the performance by Purchasers of their obligations under, this Agreement have been duly and validly authorized by all necessary corporate action on the part of each of the Purchasers. No other corporate or shareholder proceedings on the part of either Purchaser are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Purchasers and constitutes Purchasers' valid and binding obligation, enforceable against Purchasers in accordance with its terms.

     4.2 No Violation of Applicable Laws or Agreements. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and the compliance with the terms, conditions and provisions of this Agreement by Purchasers, will not (a) violate or conflict with any provision of Purchasers' charters, articles of incorporation, bylaws or other governing documents; (b) except as set forth in Purchasers Disclosure Memorandum, violate, conflict with or result in the breach or termination of, or otherwise give any contracting party (which has not consented to such execution, delivery and consummation) the right to change the terms of, or to terminate or accelerate the maturity of, or constitute a default under the terms of, any indenture, mortgage, loan or credit agreement or any other material agreement or instrument to which either Purchaser is a party or by which any of its assets may be bound or affected, or any Applicable Law; (c) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of Purchasers' assets or give to others any interests or rights therein; other than any such conflicts, breaches, terminations, accelerations, defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect on either Purchaser.

         4.3 Pending Litigation or Proceedings. Except as set forth in Purchasers Disclosure Memorandum, there are no claims, suits, actions,
                                     - 18 -
AD951840.095
proceedings, arbitrations or investigations pending or, to the Knowledge of Purchasers, threatened, against or otherwise relating to or involving Purchasers or any of their properties, the outcome of which would reasonably be expected to materially adversely affect the ability of Purchasers to consummate the transactions contemplated by this Agreement. Purchasers Disclosure Memorandum sets forth a complete and accurate list of all litigation relating to the transactions contemplated hereby.

         4.4 Consents and Approvals. Except (a) as set forth in Purchasers Disclosure Memorandum, (b) as required under the Hart-Scott Act, and (c) for the approval of the Florida Insurance Department the execution, delivery and performance of this Agreement by Purchasers and the consummation of the transactions contemplated hereby do not require any consent, approval or authorization of, or registration or filing with, any Person or Governmental Authority.

         4.5 Brokerage. Neither of the Purchasers has made any agreement or taken any other action which might cause anyone to become entitled to a broker's fee or commission as a result of the transactions contemplated hereby.

     4.6 Investment Intent. SIG is acquiring the Shares for investment for its own account and not with a view to, or for offer or sale in connection with, any public distribution thereof.

         4.7 Acquisition Approval Filing. Purchasers Disclosure Memorandum contains a true, correct and complete copy of the form of the filing entitled "Acquisition of Controlling Interests of a Domestic Insurer" that Purchasers will execute and deliver to the Florida Insurance Department in connection with the transactions contemplated hereby, as further described in Section 5.7. All of the statements and other information contained in such filing are true, correct and complete in all material respects and provide all material facts and information required to be included therein by the Florida Insurance Code, and such filing does not omit to state a material fact necessary to make the statements and other information contained therein not misleading.

         4.8 Financing. Purchasers have or will have, as and when required, the funds necessary to consummate the transactions contemplated hereby in accordance with the terms hereof.
                                    ARTICLE 5
                   CERTAIN ADDITIONAL COVENANTS AND AGREEMENTS

     5.1 Operation of the Companies' Business Pending Closing. Prior to the Closing Date, except with the prior consent of Goran and as otherwise provided in this Agreement:
                                     - 19 -
AD951840.095

               (a) Sellers shall cause the Companies to conduct their business in the usual and ordinary course as currently being conducted, and

               (b) without limiting the generality of the foregoing clause (a), Sellers shall cause each of the Companies not to do any of the following:

                    (i) amend its articles of incorporation or bylaws, or merge, consolidate, liquidate or dissolve;

                    (ii) issue any capital stock, any securities  convertible or exchangeable into capital stock, or any options, warrants or rights with respect to capital stock, or split, subdivide or reclassify its capital stock;

                    (iii) declare or pay any dividend or make any other distribution on its capital stock;

                    (iv) increase the compensation or benefits of officers or employees of the Companies or pay any bonuses except for normal and customary increases made or bonuses paid or accrued in accordance with past practices;

                    (v) except in the  ordinary  course of  business,  create or incur any lien, encumbrance, mortgage, pledge, charge or security interest whatsoever on any of its properties; or, except for the issuance of insurance contracts or policies and the settlement of insurance claims in the ordinary course of business, incur or assume any guaranty or other liability to discharge an obligation of another, or incur or assume any obligations for money borrowed, or cancel or discount any material debt owed to it; provided, however, that Sellers and the Companies may take actions to have all Seller Related Parties (other than the Companies) released from any guarantees or other similar obligations relating to the business of the Companies;

                    (vi) enter into,  terminate or amend any Material  Contract, including, without limitation, the Quota Share Reinsurance Agreement between Southern County Mutual Insurance Company and Superior dated November 26, 1985, as amended (which according to the terms of such agreement may be terminated by either party at any time upon 120 days' notice);

                    (vii) make any expenditure for fixed assets in excess of $25,000 for any single item or $100,000 in the aggregate;

                    (viii) do or fail to do  anything  that will  cause a breach of, or default under, any Material Contract;
                                     - 20 -
AD951840.095

                    (ix) make any loan to or enter into any  agreement  with any
               Seller Related Party other than in the ordinary course of business, or change the material terms of any existing intercompany agreement or agreement with any Seller Related Party, except as permitted by Section 5.6;

                    (x) make any change in the Companies' accounting procedures, methods, policies or practices or the manner in which the Companies maintain their records;

                    (xi) transfer or enter into an agreement to transfer any of the Companies' capital stock or any material portion of the Companies' assets, other than assets in the Companies' investment portfolios pursuant to the Companies' current investment policies and guidelines; or

                    (xii) acquire or agree to acquire the capital stock or any material portion of the assets of any other Person (other than assets acquired for the Companies' investment portfolios pursuant to the Companies' current investment policies and guidelines), create any subsidiary, or enter into any settlement agreement that will obligate any of the Companies other than with respect to making a payment of a claim then due and payable.

         5.2 Financing. Purchasers covenant and agree that they have arranged to obtain debt and equity funds to finance the transactions contemplated hereby in accordance with the terms of the commitments attached as Exhibit 5.2, and Purchasers agree to use all commercially reasonable efforts to close the loan and equity investment offered under such terms.

         5.3 Access to Information. Subject to the terms of the Letter Agreement between Fortis and Goran dated May 5, 1995, regarding confidentiality of information (the "Confidentiality Agreement"), between the date hereof and the Closing Date (a) Sellers shall give, and shall cause the Companies to give, to Purchasers and their authorized representatives, during normal business hours, access to all of the Companies' contracts, books and records, and Sellers shall furnish, and shall cause the Companies to furnish, to Purchasers and their authorized representatives such additional financial, legal and other information with respect to the Companies that Purchasers may reasonably request; and (b) Sellers shall permit Alan Symons of Goran to use an office at Superior's headquarters in Atlanta, Georgia and to meet with Superior's employees at times agreed upon in advance by Sellers and subject to Sellers' supervision.

         5.4      Certain Tax Matters.
                  (a) Except as otherwise provided in this Section 5.4, all tax sharing agreements, arrangements, policies and guidelines, formal or
                                     - 21 -
AD951840.095
         informal, express or implied, that may exist between the Companies and Sellers or their Affiliates and all obligations thereunder shall terminate as of the Closing Date, and the Companies shall have no liability thereunder for any and all amounts due in respect to periods prior to the Closing Date. Notwithstanding any other provision of this Agreement, Sellers and the Companies may make reasonable payments pursuant to such tax sharing agreements and understandings prior to the Closing Date in amounts consistent with past practices and procedures under such tax sharing agreements.

                  (b) The Companies shall continue to be included in the Group's consolidated federal income Tax Return and in any required state or local consolidated or combined income Tax Returns that include any of the Companies with respect to periods ending on or before the Closing Date (all such Tax Returns filed or to be filed with respect to taxable periods of the Companies ending on or before the Closing Date are hereinafter referred to as "Pre-Closing Consolidated Returns," even though certain of such Tax Returns may be filed subsequent to the Closing Date).

                           Sellers shall timely prepare and file (or cause to be prepared and filed) (which may include Sellers' seeking any allowable filing extensions), consistent with prior practices, (i) all Pre-Closing Consolidated Returns and (ii) all other Tax Returns not yet filed and required to be filed on or before the Closing Date with respect to the Companies (the "Group Returns"). Sellers shall timely pay (or cause to be paid) all Taxes shown as due and payable on the Group Returns ("Sellers' Taxes").

                           Purchasers and Sellers agree that if the Companies are permitted under any Applicable Law relating to state or local income tax to treat the Closing Date as the last day of a taxable period, Purchasers and Sellers shall treat (and cause their respective Affiliates to treat) the Closing Date as the last day of a taxable period, and any Tax Return for such a period shall be considered as a Group Return for purposes hereof.

               (c) Purchasers shall timely prepare and file (or cause to be prepared and filed) (which may include Purchasers' seeking any allowable filing extensions) all Tax Returns required by Applicable Law for the Companies that are not required to be prepared and filed by Sellers pursuant to Section 5.4(b) ("Purchasers' Returns"). Any Purchasers' Return filed or to be filed with respect to a period prior to or including the Closing Date shall be prepared in a manner consistent with prior practice, except where in Purchasers' good faith discretion otherwise required by law, and copies of such Purchasers' Returns shall be delivered to Sellers. Purchasers shall timely pay (or cause to be paid) all Taxes shown as due and payable on the Purchasers' Returns ("Purchasers' Taxes").
                                     - 22 -
AD951840.095

                  (d) After the Closing  Date,  Sellers may submit to Purchasers blank Tax Return workpaper packages reasonably necessary for Sellers to prepare any Group Returns. Purchasers shall cause the Companies to prepare completely and accurately (provided that all workpapers prepared consistent with prior practice of the Companies shall be deemed to be prepared accurately for purposes of this Section 5.4(d)) all information that Sellers shall reasonably request in such workpaper packages and shall submit to Sellers such packages within the later of 90 days after Purchasers' receipt thereof or 60 days after the close of the taxable period to which a workpaper package relates. Each party shall cooperate with the other in connection with any tax filing, investigation, audit or other proceeding. Purchasers and Sellers and their subsidiaries shall preserve all information, returns, books, records and documents relating to any liabilities for Taxes with respect to a taxable period until the later of the expiration of all applicable statutes of limitation and extensions thereof, or the conclusion of all litigation with respect to Taxes for such period.

                  (e) After the Closing Date, Sellers shall indemnify and hold harmless Purchasers from and against any Tax liability with respect to:

                           (i) any Sellers' Taxes;

                           (ii) Purchasers' Taxes attributable to or apportioned
                  to any period on or before the Closing Date in accordance with the allocation rules of Section 5.4(i) for Sellers' Accrued Taxes to the extent the liability therefore exceeds the liability for Sellers' Accrued Taxes accrued with respect thereto as reflected on the Closing Balance Sheet;

                           (iii) any increase in Tax  liability  resulting  from
                  the Companies being severally liable for any Taxes of the Group or any other consolidated group of which any of the Companies was a member prior to the Closing Date pursuant to Treasury Regulations ss. 1.1502-6 or any analogous state, local or foreign tax provision;

                           (iv) any federal  income Taxes (but not state,  local
                  or foreign taxes) of the Companies for periods ending on or before the Closing Date that are not Sellers' Taxes;

                         (v) any additional premium Taxes that become due by the
                    Companies to the State of Florida for periods ending on or before the Closing Date to the extent the liability therefor exceeds the reserves established with respect thereto on the Closing Balance Sheet;

                           (vi) subject to Section 7.1(c), any Taxes with respect to periods ending on or before the Closing Date for which returns have been filed or were required to be filed (taking into account extensions) on or before the Closing Date, other than Taxes that are Sellers' Taxes, federal income
                                     - 23 -
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
                  Taxes, or Florida premium Taxes described in (v) above, in excess of the respective reserves established with respect thereto on the Closing Balance Sheet; and

                           (vii) subject to Section 7.1(c), any guaranty or solvency-type fund assessment with respect to any period ending on or before the Closing Date in excess of the reserves established with respect thereto on the Closing Balance Sheet; provided, however, that any guaranty or solvency-type fund assessments that are charged to the Companies or that become due and payable by the Companies after the Closing Date and that are allocated among insurance companies based on operations before the Closing Date shall not be included in this Section 5.4(e)(vii) (for example, the assessment required by Official Code of Georgia Annotated Section 33-36-7 which provides for a possible assessment in 1996 against insurers doing business in Georgia in 1996 using an allocation based on the premiums written in 1995 would not be covered by the above indemnity, whereas the correction in 1996 of a 1995 assessment by a state that provides that the insurers doing business in the state in 1995 must pay the correction would be included in the indemnity).

         Sellers shall pay such amounts as they are obligated to pay to Purchasers under the preceding sentence within 15 days after receipt of written notice from Purchasers that they have paid any such Tax liability and, to the extent not paid by Sellers within such 15-day period, shall thereafter include interest thereon at the Prime Rate (reported as of the last day of such 15-day period).

                           After the Closing Date, Purchasers shall indemnify and hold harmless Sellers and its Affiliates from and against any Tax liability with respect to Purchasers' Taxes that (i) are allocable to or apportioned to a period after the Closing Date or (ii) are allocable to or apportioned to a period ending on or before the Closing Date but do not exceed Sellers' Accrued Taxes accrued with respect thereto as reflected on the Closing Balance Sheet. Purchasers shall pay such amounts within 15 days after receipt of written notice from Sellers that they have paid any such Tax liability and, to the extent not paid by Purchasers within such 15-day period, shall thereafter include interest thereon at the Prime Rate (reported as of the last day of such 15-day period).

               For purposes of clarification, the parties hereto acknowledge their intention that there be no duplication of credits for reserves on the Closing Balance Sheet. For example, if there is a $100 reserve for Alabama tax liability on the Closing Balance Sheet and, after the Closing, $100 of Alabama tax properly chargeable to such reserve is paid by the Companies, subsequent indemnification for Alabama tax under this Section 5.4(e) would be for amounts in excess of a net
                                     - 24 -
AD951840.095
          reserve of zero (rather than the $100 for Alabama taxes originally reserved on the Closing Balance Sheet).

                  (f) In the event that Purchasers or any of the Companies receives written notice of any pending or threatened federal, state, local, municipal or foreign tax examinations, claims settlements, proposed adjustments, assessments or reassessments or related matters with respect to Taxes that could affect the Group, or if Sellers receive written notice of matters that could affect Purchasers or the Companies, the party receiving such notice shall notify in writing the potentially affected party within 10 days thereof. The failure of any party to give the notice required by this paragraph shall not impair that party's rights under this Agreement except to the extent that the other parties demonstrate that they have been damaged thereby.

               Subject to Section 5.4(g), each of Sellers and Purchasers (as applicable, the "Controlling Party") shall have the right to control any audit or examination by any taxing authority, initiate any claim for refund, file any amended return, contest, resolve and defend against any assessment, notice of deficiency or other adjustment or proposed adjustment relating to or with respect to those Tax Returns that each is required to prepare and file pursuant to Sections 5.4(b) and (c); provided that, in the event that any such adjustment could have an adverse effect on the Tax liability of the other party (or affect the Purchasers by having an adverse effect on the Tax liability of the Companies, or affect Sellers by having an adverse effect on the Tax liability of the Group) (the "Affected Party") , the Controlling Party (i) shall give the Affected Party written notice of any such adjustment, (ii) shall permit the Affected Party to participate in the proceeding to the extent the adjustment may adversely affect the Tax liability of the Affected Party at its own expense and (iii) shall not settle or otherwise compromise such proceeding without the prior written consent of the Affected Party, which consent shall not be unreasonably withheld or delayed. Except as specified in Section 5.4(g) or the following sentence, Sellers and Purchaser shall each be entitled to retain for its own account any refunds of Taxes attributable to those Tax Returns that each is required to prepare and file pursuant to Sections 5.4(b) and (c) and shall pay to the other the amount of any refund to which the other is entitled, net of any liability for Taxes resulting from the receipt of such refund, within 15 days after the receipt of such refund and, to the extent not paid within such 15-day period, shall thereafter include interest at the Prime Rate (reported as of the last day of such 15-day period). In the case of Purchasers, a refund attributable to any Purchasers' Return filed with respect to a period prior to the Closing Date shall be divided between Purchasers and Sellers, using the principles outlined in the last sentence of Section 5.4(i) to determine such amount; provided, however, in no event shall Sellers be entitled to a refund unless the amount of such refund exceeds the amount, if any, which is accrued with respect thereto as an asset on the Closing Balance Sheet.
                                     - 25 -
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
                  (g) To the extent  permitted  under  applicable  law,  neither
         Purchasers nor the Companies shall carry back any tax attribute ("Purchasers Tax Attribute") to a period ending on or before the Closing Date ("Pre-Closing Period"). Notwithstanding anything to the contrary contained in this Section 5.4(g), if an election not to carry back a Purchasers' Tax Attribute is not permitted by law or would be unreasonably burdensome to Purchasers, Purchasers may request Sellers to waive the restrictions imposed by this Section 5.4(g), and Sellers shall agree to such request unless Sellers' obligations hereunder would be unreasonably burdensome to Sellers. If, in accordance with the preceding sentence, Purchasers carry back a Purchasers Tax Attribute to a Pre-Closing Period, Sellers shall promptly file (or cause to be filed) a claim for refund and shall pay (or cause to be paid) to Purchasers the full amount of any resulting Tax Benefit within 30 days of the date such Tax Benefit is realized, but only to the extent that Sellers would not otherwise have been entitled to utilize such Tax Attribute. The Tax Benefit shall be recomputed and any payment made in excess of the redetermined Tax Benefit shall be refunded if and to the extent that Sellers subsequently realize tax attributes that could have been utilized but for the carryback of Purchasers' Tax Attributes pursuant to this Section 5.4(g). Such recomputation shall assume that the tax attributes of Sellers were utilized first and that the Purchaser Tax Attributes carried back by Purchasers were then utilized in accordance with Applicable Law. For purposes hereof, "Tax Benefit" shall mean

                           (i) in the  case  of any Tax  Return,  the sum of the
                  amount by which the Tax liability is reduced (or the Tax refund is increased) plus any interest (in each case, net of Taxes, if any, on such refund or interest) relating to such Tax liability (or Tax refund), and in the case of a consolidated federal income Tax Return or unconsolidated, combined, unitary or similar state, local or other Tax return, the sum of the amount by which the Tax liability of the affiliated group of corporations is reduced (or Tax refund is increased) plus any interest (in each case, net of Taxes, if any, on such refund or interest) from such government or jurisdiction relating to such Tax liability or Tax refund;

                           (ii) a Tax  Benefit  shall  be  deemed  to have  been
                  realized (A) at the time any refund of Taxes is received, (B) at the time any refund of Taxes is applied against other Taxes due (which, in the case of refunds so applied in the course of an audit or other proceeding, shall be the date on which the audit or other proceeding is finalized) or (C) at the time a liability for Taxes is otherwise reduced (which, in each case, shall be 2 1/2 months after the close of the year in which such liability for Taxes arose);
                  and
                           (iii) where a party has other losses, deductions, credits or similar items available to it, losses, deductions, credits or items for which the other party would be entitled

                                     - 26 -
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
                  to a payment under this Agreement shall be treated as the last items utilized to produce a Tax Benefit.

                  (h) Purchasers and Sellers agree that any indemnification payments made pursuant to this Agreement shall be treated for tax purposes as an adjustment to the Purchase Price unless otherwise required by Applicable Law.

                  (i) In preparing the Closing Balance Sheet, in lieu of an accrual of liability for Taxes computed in accordance with GAAP with respect to periods covered by Purchasers' Returns, such Closing Balance Sheet shall reflect (as a liability for amounts unpaid net of amounts prepaid) the portion of Purchaser's Taxes allocable to Purchasers' Returns for the period up to and including the Closing Date ("Sellers' Accrued Taxes"). Such allocable portion shall, in the case of Taxes that are based on income or gross receipts, be determined as if the Closing Date were the last day of any applicable taxable period and, in the case of other Taxes, be apportioned ratably on a daily basis. The Closing Balance Sheet specifically shall not reflect a liability for Taxes allocable to Group Returns or for any other federal income Taxes, which Taxes are solely the responsibility of Sellers.

         5.5 Disclosure Memoranda. At any time and from time to time between the date hereof and the date that is two business days prior to the Closing Date, Sellers and Purchasers shall have the right and the continuing obligation to supplement their respective Disclosure Memoranda with respect to any matter arising after the date hereof that, if existing or occurring at such date, would have been required to be set forth or described in such Disclosure Memoranda. If, in the recipient party's reasonable determination, any such supplements provided by the other party reveal any Material Adverse Effect or any condition or event that individually or in the aggregate would be reasonably likely to result in a Material Adverse Effect on the other party, the recipient party may terminate this Agreement.

     5.6  Superior  Intercompany  Agreements.   Effective  as  of  Closing,  all
agreements among any of the Companies and any Seller Related Party shall be terminated, except for the following agreements:

               (a) Quota Share Reinsurance Agreement between Superior and Superior American dated July 25, 1994.

               (b) Quota Share Reinsurance Agreement between Superior and Superior Guaranty dated July 25, 1994.

                  (c) Quota Share Reinsurance Agreement between Superior and American Security Insurance Company ("ASIC") dated May 1, 1986, as amended; Retrocession Agreement between Superior and ASIC effective April 1, 1994; Administrative Service Agreement among Superior, ASIC

                                     - 27 -
AD951840.095
         and Standard Guaranty Insurance Company ("SGIC"), dated April 1, 1994; and Trust Agreement among Superior, ASIC, SGIC and Marshall & Ilsley Trust Company dated November 17, 1986, as amended; provided, however, that all of such agreements in this subsection (c) shall be amended prior to Closing to provide that ASIC and SGIC will continue to provide fronting services for the Companies, through no later than December 31, 1997, including the following terms and other such terms as may be normal, customary and commercially reasonable: (i) ASIC and SGIC will write no more than an aggregate of $10,000,000 in premiums per calendar year under the fronting arrangement; (ii) for the calendar year ending December 31, 1996, the Companies will pay ASIC and SGIC, collectively, a fee equal to $50,000 plus no more than 2% of premiums written during that year; (iii) for the calendar year ending December 31, 1997, the Companies will pay ASIC and SGIC, collectively, a fee equal to $50,000 plus no more than 3.5% of premiums written during that year; (iv) the Companies, at their expense, shall maintain a reinsurance trust with respect to all policies reinsured under the fronting arrangement that at no time will have cash and/or U.S. government obligations equal to less than 100% of the total amount of unearned premiums, claims reserves, and reserves for incurred but not reported claims; (v) at any time after September 30, 1996, ASIC and SGIC may cancel the arrangement as to future policy sales upon 90 days' notice; and (vi) the Companies may cancel the arrangement as to future policy sales at any time upon 90 days' notice.

         5.7      Regulatory Approvals and Consents.

                    (a) As soon as practicable,  but in any event within 5 days, after the date hereof:

                           (i) Each of Goran and Fortis will make all  necessary
                  filings under the Hart-Scott Act. Each party shall pay the expenses of preparing its own filing, and Goran shall pay the $45,000 filing fee.

                           (ii) Purchasers shall file with the Florida Insurance
                  Department complete and duly executed filings, in the form set forth in Purchasers Disclosure Memorandum with reference to
                  Section 4.7, as required by the Florida Insurance Code in order to request such Department's approval of the changes in control of Superior, Superior American and Superior Guaranty that will be effected by the transfer of the Shares. Sellers shall cause the Companies to cooperate reasonably with Purchasers in preparing such filings. Sellers and the Companies shall support such filings by Purchasers, so long as they are consistent with this Agreement, and Purchasers shall use all commercially reasonable efforts to obtain the approval of the Florida Insurance Department for the changes in control. All costs and fees of making such filings shall be paid by Purchasers; provided, however, that Purchasers shall
                                     - 28 -
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
                  not be obligated to reimburse Sellers for any costs or expenses incurred by Sellers in supporting such filings.

                  (b) Sellers and Purchasers shall promptly advise the other of all oral, and promptly provide each other with copies of all written, communications, requests, inquiries or other notifications received from any Governmental Authorities with respect to the transactions contemplated hereby.

                  (c) Sellers shall take all reasonable action required to obtain prior to Closing all consents and approvals listed in Sellers Disclosure Memorandum with reference to Section 3.14.

                  (d) Purchasers shall take all reasonable action required to obtain prior to Closing all consents and approvals listed in Purchasers Disclosure Memorandum with reference to Section 4.4.

         5.8 Efforts to Close. Each of the parties hereto agrees to use all reasonable efforts to take, or to cause to be taken, all reasonable actions and to do, or to cause to be done, all reasonable things necessary, proper or advisable under Applicable Laws to consummate the transactions contemplated by this Agreement. None of the parties hereto will take or permit to be taken any action that would be in breach of the terms or provisions of this Agreement or that would cause any of the representations contained herein to be or become untrue.

         5.9 Expenses. Whether or not the Closing occurs, except as otherwise stated herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

     5.10 Resignations. At Closing, Sellers will deliver written resignations of the Companies' directors and of the following officers: Howard Wexler, Meril Joseph and Jim Cizek.

         5.11 Post-Closing Cooperation. After Closing, Purchasers shall cause the Companies to make available to Sellers all books, records, financial information, officers and employees as Sellers may request in connection with Sellers' preparation of the Closing Balance Sheet.

         5.12 Post-Closing Examinations. The costs or expenses of any regulatory examinations or audits performed with respect to any of the Companies after Closing, regardless of the time period to which they relate, shall be the responsibility of the Companies, and not Sellers; provided, however, that this provision shall not apply to any insurance regulatory fines or penalties that the Companies may owe (as a result of the Companies' conduct prior to Closing which may be discussed in such examination or audit or otherwise).
                                     - 29 -
AD951840.095

         5.13 Maintenance of Records. For a period of 7 years after Closing, or for any longer period (i) as may be required by any federal, state, local or foreign Governmental Authority, (ii) as may be reasonably necessary in respect of the prosecution or defense of any suit, action, litigation or administrative, arbitration or other proceeding or investigation that is pending or threatened at the time of any notice to Purchasers while such records are still maintained, or (iii) that is equivalent to the period established by any applicable statute of limitations (or any extension or waiver thereof) with respect to matters pertaining to Taxes, Purchasers shall maintain and shall allow Sellers, during normal business hours, through its employees and representatives, the right, at Sellers' expense, to examine and make copies of, the books and records of the Companies pertaining to the Companies' business prior to the Closing Date, for any reasonable business purpose.

     5.14 Certain Agreements Regarding Benefit Plans and Other Employee Matters.
               (a) Immediately prior to Closing, Sellers and the Companies shall enter into an agreement or agreements effective as of Closing (i) terminating the Companies' liabilities under the Sellers' Plans as identified in Sellers Disclosure Memorandum with respect to Section
          3.18 and any other Employee Plan provided by Sellers or any ERISA Affiliate thereof to employees other than or in addition to employees of the Companies (collectively, the "Terminated Sellers' Plans"), and (ii transferring to Sellers or an Affiliate thereof at Closing the liabilities and cash in an amount equal to the accrued liabilities as reflected on the books of the Companies on the Closing Date under such Terminated Sellers' Plans. Such liabilities will be estimated reasonably by the Companies at Closing, with any necessary adjustments being included as a part of obtaining the Closing Balance Sheet, all such cash and transferred liabilities being excluded from the Closing Balance Sheet. The Closing Balance Sheet shall not include any assets attributable to any of the Terminated Sellers' Plans that are transferred to Sellers on or before the Closing Date as provided herein. Purchasers shall cause to be amended any group medical, group dental, group life, group long-term disability, 401(k) savings, vacation and sick leave programs maintained by Purchasers for the benefit of their employees (the "Purchasers' Plans") to provide that
          (i) as of the Closing Date, each active employee of each of the Companies and such active employee's eligible dependents shall become eligible for each of the Purchasers' Plans once the active employee or eligible dependent satisfies the normal eligibility requirements for each such Purchasers' Plans, provided that for this purpose, the service of each active employee of each of the Companies with such Company shall be treated as service with Purchasers; and (ii) all pre-existing condition exclusion clauses contained in each medical or dental insurance or indemnity plan or program that is a Purchasers' Plan shall be waived with respect to all active employees of the Companies and their eligible dependents. For purposes of this Section 5.14(a), "active employees" shall mean all current employees of the
                                     - 30 -
AD951840.095

          Companies, including, without limitation, those employees on any type of temporary or short-term absence, leave or disability who are expected to return to active employment.

               (b) With respect to any Person who is employed by any of the Companies immediately prior to Closing and who is terminated by the Companies within the first twelve months after Closing:

                           (i) Purchasers will cause the Company to pay to any such employee severance according to Purchasers' standard severance pay plan in effect generally on the date hereof; provided, however, that such employee's service with the Companies shall be treated as service with Purchasers for purposes of determining the appropriate amount of severance; and

                           (ii) Fortis may, in its sole discretion, elect to pay
                  at its sole expense to all such terminated employees additional severance amounts, in which event Fortis shall notify Purchasers prior to Closing of such election and the terms thereof, and Purchasers will reasonably cooperate with Fortis to implement such terms; and Sellers shall have no liability for any severance obligation of the Companies for any employee terminated at any time after Closing.

                  (c) From and after the Closing Date, Sellers shall indemnify and hold harmless Purchasers and their Affiliates and the Companies against any loss, liability, claim, obligation, damage, deficiency, cost or expense (including legal and other expenses reasonably incurred in investigating and defending against the same) arising out of or relating to (i) the establishment, funding, operation, administration, amendment or termination of or withdrawal or partial withdrawal from, any Sellers' Plan as listed in Sellers Disclosure Memorandum, or any other Employee Plan provided to employees other than or in addition to employees of the Companies, which is now or previously has been in existence, established, maintained or contributed to, or required to be established, maintained or contributed to, by Fortis, Interfinancial or any ERISA Affiliate, whether arising out of or relating to any event or state of facts occurring or existing before, on or after the Closing Date, and including, without limitation, any liabilities arising under Title IV of ERISA, Section 302 of ERISA and Section 412 or 4971 of the Code, and (ii) any failure prior to the Closing Date by Fortis, Interfinancial or any ERISA Affiliate to comply with the continuation coverage requirements contained in Section 4980B(f) of the Code and/or
         Section 6012 of ERISA.

     5.15 PMSC Negotiations. Prior to Closing Fortis shall have the right to cause Superior to enter into an agreement with Policy Management Systems Corporation ("PMSC") pursuant to which PMSC may provide Superior with certain fee discounts. If such an agreement provides Superior with a monetary benefit for the period of time prior to Closing that is greater than the amount included

                                     - 31 -
AD951840.095
on the Closing Balance Sheet as a prepaid expense (such prepaid expense on the June 30 Balance Sheet is $318,000), SIG shall pay to Interfinancial the difference as additional purchase price. In addition, if such an agreement means that Superior will pay for the period after Closing less money to PMSC than it would have paid absent such an agreement, Superior will pay to Interfinancial the amount of such cost savings as its amount is determined and recognized by Superior. If Superior has not entered into an agreement with PMSC prior to Closing, Fortis shall have the right to continue negotiations with PMSC after Closing, and SIG shall pay to Interfinancial in accordance with the terms hereof the amount of any monetary benefit to Superior that Fortis may be able to obtain from PMSC. Notwithstanding any of the foregoing, Fortis will not enter into any agreement with PMSC that prohibits Superior from terminating its obligation to use PMSC's services after Closing on 90 days or less notice or that requires any payment by Superior solely in order to terminate such agreement.

         5.16 Press Releases. The content and timing of any press release or other public announcement proposed to be made by either (i) Sellers or any of their representatives, or (ii) Purchasers or any of their representatives, including, without limitation, Goldman Sachs & Co., regarding the transactions contemplated hereby must be consented to in advance by the other party, which consent shall not be unreasonably withheld or delayed.

                                    ARTICLE 6
                              CONDITIONS TO CLOSING

         6.1 Conditions to Obligations of Purchasers. The obligations of Purchasers to proceed with the Closing under this Agreement are subject to the fulfillment prior to or at Closing of the following conditions (any one or more of which may be waived in whole or in part by Purchasers at Purchasers' option):

         (a) Bringdown of Representations and Warranties. The representations and warranties of Sellers contained in this Agreement shall be true and correct in all material respects on and as of the time of Closing, with the same force and effect as though such representations and warranties had been made on, as of and with reference to such time and Purchasers shall have received a certificate to such effect signed by an authorized officer of each Seller.

         (b) Performance and Compliance. Sellers shall have performed in all material respects all of the covenants and complied with all of the provisions required by this Agreement to be performed or complied with by them on or before the Closing, and Purchasers shall have received a certificate to such effect signed by an authorized officer of each Seller.

                                     - 32 -
AD951840.095

     (c) Opinion of Counsel. Purchasers shall have received from Alston & Bird, counsel for Sellers, an opinion dated the Closing Date in substantially the form of Exhibit 6.1(c).

     (d) Hart-Scott Act. The applicable waiting period under the Hart-Scott Act (and any extension thereof) shall have expired or been terminated.

     (e) Regulatory Approval. The Florida Insurance Department shall have approved the changes in control of the Companies effected by the transfer of the Shares, without requiring that Purchasers divest any of their current subsidiaries.

     (f) Required Consents. All consents listed on Schedule 6.1(f) shall have been obtained.

     (g) Litigation. No order of any court or administrative agency shall be in effect which enjoins or prohibits the transactions contemplated hereby or which would limit or materially adversely affect Purchasers' ownership or control of Superior or the business of the Companies, and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any Governmental Authority (i) reasonably likely to enjoin or prohibit any of the transactions contemplated by this Agreement or seeking significant monetary relief by reason of the consummation of such transactions or (ii) which might have a Material Adverse Effect on the future conduct of the business of the Companies.

     (h) No Material Adverse Effect. There shall not have occurred any Material Adverse Effect with respect to Superior, or any condition or event which is reasonably likely to result in a Material Adverse Effect to Superior, subsequent to June 30, 1995.

     (i) Incumbency Certificate. Each of the Sellers shall have delivered to Purchasers an incumbency certificate dated the Closing Date certifying the incumbency of all officers of such Seller who have executed this Agreement or any of the other agreements, documents or instruments required to be delivered hereunder. These certificates shall contain specimens of the signatures of each of such officers and shall be executed by an officer of such Seller other than an officer whose incumbency or authority is certified.

     (j) Certificates of Existence and Licensure. Sellers shall have delivered to Purchasers, with respect to each Seller and each of the Companies, a certificate of the Secretary of State of the state in which each such corporation is incorporated, dated not more than 15 days before the Closing Date, stating that such corporation is a corporation in existence under the laws of such state and has paid all applicable Taxes due to such state. In addition, Sellers shall have delivered to Purchasers a certificate of licensure with respect to each of Superior, Superior American and Superior Guaranty, dated not more than 30 days before the Closing Date, issued by the insurance regulatory authority in each state in which such insurer presently conducts insurance

                                     - 33 -
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
business stating that such insurer is authorized to conduct insurance business in such state.

     (k) Certified Copies of Resolutions. Each Seller shall have delivered to Purchasers copies, certified by the duly qualified and acting Secretary or Assistant Secretary of such Seller, of resolutions adopted by the Board of Directors of such Seller approving this Agreement and the consummation of the transactions contemplated hereby.

     (l) Delivery of Original Records. Sellers shall have delivered to Purchasers the original corporate minute books for each of the Companies, along with the certificates representing the issued and outstanding shares of capital stock of each of the Subsidiaries held by Superior.

     (m) Catastrophic Events. There shall not have occurred any outbreak of war or any banking moratorium, in each case within the United States.

         6.2 Conditions to Obligations of Sellers. The obligations of Sellers to proceed with the Closing under this Agreement are subject to the fulfillment prior to or at Closing of the following conditions (any one or more of which may be waived in whole or in part by Sellers at Sellers' option):

     (a) Bringdown of Representations and Warranties. The representations and warranties of Purchasers contained in this Agreement shall be true and correct in all material respects on and as of the time of Closing, with the same force and effect as though such representations and warranties had been made on, as of and with reference to such time, and Sellers shall have received a certificate to such effect signed by an authorized officer of each Purchaser.

     (b) Performance and Compliance. Purchasers shall have performed in all material respects all of the covenants and complied with all of the provisions required by this Agreement to be performed or complied with by them on or before the Closing, and Sellers shall have received a certificate to such effect signed by an authorized officer of each Purchaser.

     (c) Opinion of Counsel. Sellers shall have received from counsel for Purchasers an opinion dated the Closing Date in substantially the form of
Exhibit 6.2(c).

     (d) Hart-Scott Act. The applicable waiting period under the Hart-Scott Act (and any extension thereof) shall have expired or been terminated.

     (e) Regulatory Approval. The Florida Insurance Department shall have approved the changes in control of the Companies effected by the transfer of the Shares.

     (f) Required Consents. All consents listed on Schedule 6.2(f) shall have been obtained.

                                     - 34 -
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
     (g) Litigation. No order of any court or administrative agency shall be in effect which enjoins or prohibits the transactions contemplated hereby, and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any Governmental Authority reasonably likely to enjoin or prohibit any of the transactions contemplated by this Agreement or seeking significant monetary relief by reason of the consummation of such transactions.

     (h) Incumbency Certificate. Each of the Purchasers shall have delivered to Sellers an incumbency certificate dated the Closing Date certifying the incumbency of all officers of such Purchaser who have executed this Agreement or any of the other agreements, documents or instruments required to be delivered hereunder. These certificates shall contain specimens of the signatures of each of such officers and shall be executed by an officer of such Purchaser other than an officer whose incumbency or authority is certified.

     (i) Certificates of Existence and Licensure. Purchasers shall have delivered to Sellers, with respect to each Purchaser, a certificate of the applicable corporate regulatory authority of Canada, or the Secretary of State of the state in which such corporation is incorporated, as applicable, dated not more than 15 days before the Closing Date, stating that such corporation is a corporation in existence under the laws of such jurisdiction and has paid all applicable Taxes due to such jurisdiction.

     (j) Certified Copies of Resolutions. Each Purchaser shall have delivered to Sellers copies, certified by the duly qualified and acting Secretary or Assistant Secretary of such Purchaser, of resolutions adopted by the Board of Directors of such Purchaser approving this Agreement and the consummation of the transactions contemplated hereby.
                                    ARTICLE 7
                                 INDEMNIFICATION

         7.1      Indemnification by Sellers.

         (a) Sellers hereby, jointly and severally, agree to indemnify and hold harmless Purchasers and the Companies from and against (i) any loss, liability, claim, obligation, damage or deficiency (any "Damage") of or to any Purchaser or any of its Affiliates or the Companies, without duplication for any amounts indemnified hereunder pursuant to Section 5.4(e) or Section 5.14(c), arising out of or resulting from any misrepresentation, breach of warranty or nonfulfillment of any covenant or agreement on the part of Sellers contained in this Agreement, and (ii) any actions, judgments, costs and expenses (including reasonable attorneys' fees and all other expenses incurred in investigating, preparing or defending any litigation or proceeding, commenced or threatened) (any "Costs") incident to any of the foregoing or the enforcement of this Section 7.1; provided, however, that no indemnification claim may be brought against Sellers
                                     - 35 -
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
after Closing for any Damage or Costs arising out of or resulting from Sellers' failure to satisfy any condition to Closing set forth in Section 6.1 (other than the conditions set forth in Sections 6.1(a) and (b)) if Purchasers knew at Closing that such condition was not satisfied. Any item that involves less than $5,000 of Damage shall not be covered by this indemnity. Subject to the preceding sentence, all items that, individually or in the aggregate, would have been misrepresentations or breaches of warranties contained in Article 3 hereof but for the fact that such items, individually or in the aggregate, were not material, did not meet a dollar threshold stated in the representations and warranties, or did not cause a Material Adverse Effect shall be deemed to be misrepresentations or breaches of warranties and shall be covered by this indemnity, subject only to the other provisions contained in this Section 7.1 hereafter.

         (b) No action or claim for Damages resulting from breaches of the representations and warranties of Sellers shall be brought or made after March 31, 1997, except that such time limitation shall not apply to (i) any breach of the representations contained in Sections 3.1 (except for the first sentence thereof), 3.3, 3.4 or 3.10 or (ii) any claims which exist prior to March 31, 1997 and which have been the subject of a written notice from Purchasers to Sellers prior to such date, which notice specified in reasonable detail the nature of the claim.

         (c) Sellers shall be liable to Purchasers for a misrepresentation or breach of a warranty contained in Article 3 hereof, or for indemnification under
Section 5.4(e)(vi) or (vii), only to the extent the cumulative total of Damages and Costs under this Section 7.1 for all such misrepresentations and breaches exceeds $1,000,000, and in no event shall Sellers be liable under this Section
7.1 with respect to all such misrepresentations and breaches for any amount in excess of $40,000,000; provided, however, no limitation of liability provided in this paragraph (c) shall apply to any Damage or Cost arising out of or resulting from common law fraud in connection with the transactions contemplated by this Agreement or from any breach or nonfulfillment of any covenant or agreement hereunder.

         (d) Any indemnification payment by Sellers under this Agreement shall be increased by any federal, state, local or foreign tax liability to Purchasers or the Companies actually incurred by Purchasers or the Companies or expected with reasonable certainty to be incurred no later than the tax year of the
receipt  of  such   indemnification   payment  (including   payments  hereunder)
attributable to such payment and shall be reduced by any Purchasers' Current Tax Benefit. For purposes hereof, "Purchasers' Current Tax Benefit" shall mean an amount equal to the federal, state, local or foreign tax savings attributable to a loss actually realized by Purchasers or the Companies or expected with reasonable certainty to be realized no later than the tax year in which the indemnification for such loss occurs (provided that no tax savings with respect to a loss shall be taken into account to the extent that indemnification for such loss is not paid as a result of the application of Section 7.1(c)). Additionally, Purchasers shall pay to Sellers any Purchasers' Deferred Tax Benefit when and if actually received by Purchasers or the Companies. For purposes hereof, "Purchasers' Deferred Tax Benefit" shall mean an amount equal to the net federal, state, local or foreign tax savings actually realized by
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Purchasers or the Companies in the tax year in which the loss giving rise to the indemnification occurs or any of the nine succeeding tax years after such tax year (after taking into account the tax effect, if any, of receipt of any indemnification payment and without duplication for any amount already accounted for in Purchasers' Current Tax Benefit) attributable to such loss (provided that no tax savings with respect to a loss shall be taken into account to the extent that indemnification for such loss is not paid as a result of the application of
Section 7.1(c)). For purposes of calculating a "tax savings" under this Section 7.1(d), the principles of Section 5.4(g)(ii) and (iii) shall be applied, including, without limitation, the principle that any damages, costs or losses giving rise to the indemnification payment shall be considered the last items utilized in determining whether a tax savings is actually realized. To the extent the parties cannot agree whether any tax benefit exists or on the appropriate treatment of any tax benefit, such disagreement shall be resolved by either an accounting firm or a law firm with a nationally recognized tax practice selected jointly by Purchasers and Sellers, with the cost of such accounting or law firm being shared equally by Sellers and Purchasers. If such parties cannot agree on a firm as specified in the prior sentence, the firm shall be selected jointly by the independent auditors of such parties.

         7.2      Indemnification by Purchasers.

         (a) Purchasers hereby, jointly and severally, agree to indemnify and hold harmless Sellers from and against (i) any Damage of or to Sellers or any of their Affiliates arising out of or resulting from any misrepresentation, breach of warranty or nonfulfillment of any covenant or agreement on the part of Purchasers contained in this Agreement, (ii) any Damage arising out of or relating to any guarantee or other obligation by any Seller Related Party (other than the Companies) of any obligations of the Companies, which guarantee or other obligation has continuing effect after Closing, and (iii) any Costs incident to any of the foregoing or the enforcement of this Section;
provided, however, that no indemnification claim may be brought against Purchasers after Closing for any Damage or Costs arising out of or resulting from Purchasers' failure to satisfy any condition to Closing set forth in
Section 6.2 (other than the conditions set forth in Sections 6.2(a) and (b)) if Sellers knew at Closing that such condition was not satisfied.

         (b) No action or claim for Damages resulting from breaches of the representations and warranties of Purchasers shall be brought or made after March 31, 1997, except that such time limitation shall not apply to (i) any breach of the representations contained in Section 4.1 (except for the first sentence thereof) or (ii) any claims which exist prior to March 31, 1997 and which have been the subject of a written notice from Sellers to Purchasers prior to such date, which notice specified in reasonable detail the nature of the claim.

         (c) Purchasers shall be liable to Sellers for a misrepresentation or breach of a warranty contained in Article 4 hereof only to the extent the cumulative total of Damages and Costs under this Section 7.2 for all such misrepresentations and breaches exceeds $1,000,000, and in no event shall Purchasers be liable under this Section 7.2 with respect to all such misrepresentations  and  breaches  for any  amount  in  excess  of  $10,000,000;

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provided,  however,  no limitation of liability  provided in this  paragraph (c)
shall apply to any Damage or Cost arising out of or resulting from common law fraud in connection with the transactions contemplated by this Agreement or from any breach or nonfulfillment of any covenant or agreement hereunder.

         (d) Any indemnification payment by Purchasers under this Agreement shall be increased by any federal, state, local or foreign tax liability to Sellers actually incurred by Sellers or expected with reasonable certainty to be incurred no later than the tax year of the receipt of such indemnification payment (including payments hereunder) attributable to such payment and shall be reduced by any Sellers' Current Tax Benefit. For purposes hereof, "Sellers' Current Tax Benefit" shall mean an amount equal to the federal, state, local or foreign tax savings attributable to a loss actually realized by Sellers or expected with reasonable certainty to be realized no later than the tax year in which the indemnification for such loss occurs (provided that no tax savings with respect to a loss shall be taken into account to the extent that indemnification for such loss is not paid as a result of the application of
Section 7.2(c)). Additionally, Sellers shall pay to Purchasers any Sellers' Deferred Tax Benefit when and if actually received by Sellers. For purposes hereof, "Sellers' Deferred Tax Benefit" shall mean an amount equal to the net federal, state, local or foreign tax savings actually realized by Sellers in the tax year in which the loss giving rise to the indemnification occurs or any of the nine succeeding tax years after such tax year (after taking into account the tax effect, if any, of receipt of any indemnification payment and without duplication for any amount already accounted for in Sellers' Current Tax Benefit) attributable to such loss (provided that no tax savings with respect to a loss shall be taken into account to the extent that indemnification for such loss is not paid as a result of the application of Section 7.2(c)). For purposes of calculating a "tax savings" under this Section 7.2(d), the principles of
Section 5.4(g)(ii) and (iii) shall be applied, including, without limitation, the principle that any damages, costs or losses giving rise to the indemnification payment shall be considered the last items utilized in determining whether a tax savings is actually realized. To the extent the parties cannot agree whether any tax benefit exists or on the appropriate treatment of any tax benefit, such disagreement shall be resolved by either an accounting firm or a law firm with a nationally recognized tax practice selected jointly by Purchasers and Sellers, with the cost of such accounting or law firm being shared equally be Sellers and Purchasers. If such parties cannot agree on a firm as specified in the prior sentence, the firm shall be selected jointly by the independent auditors of such parties.

         7.3      Indemnification Procedures.

         (a) If a claim is made, or any suit or action is commenced for which defense or indemnity is claimed to be due under Section 5.14(c), 7.1 or 7.2, or if knowledge is received of any other state of facts which, if not corrected, may give rise to a right of defense or indemnification under Section 5.14(c),
7.1 or 7.2, the party seeking defense or indemnity ("Indemnified Party") shall give written notice to the party claimed to be liable on the defense or indemnity obligation ("Indemnifying Party") as soon as practicable after, but in no event (i) more than 10 days following notice to the Indemnified Party of any
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claim,  suit or action for which  defense or indemnity  will be sought,  or (ii)
more than 30 days following the Indemnified Party's knowledge of any other state of facts which may give rise to a right to defense or indemnity under Section 5.14(c), 7.1 or 7.2. A failure to give prompt notice shall not relieve an Indemnifying Party of its obligation to defend or indemnify, except to the extent the Indemnifying Party is prejudiced by such failure. The Indemnified Party shall make available to the Indemnifying Party and its counsel and accountants at reasonable times and for reasonable periods, during normal business hours, all books and records of the Indemnified Party relating to the matter for which defense or indemnity has been claimed, and each party hereunder will render to the other such assistance as the other may reasonably require in order to assure prompt and adequate defense of any suit, claim or proceeding to which this Section 7.3 applies.

         (b) If defense or indemnification is sought with respect to a claim, suit or other proceeding against the Indemnified Party, the Indemnifying Party shall have the right to defend, compromise and settle the matter in the name of the Indemnified Party to the extent that the Indemnifying Party may be liable to the Indemnified Party under Section 5.14(c), 7.1 or 7.2 hereof; provided, however, that the Indemnifying Party shall not compromise or settle a suit, claim or proceeding unless it assumes the obligation to indemnify for all losses relating thereto. The Indemnifying Party shall notify the Indemnified Party promptly if the Indemnifying Party elects to assume the defense of any such claim, suit or action. In assuming the defense of a matter hereunder, the Indemnifying Party shall have the right to select counsel, provided that the Indemnified Party does not object to such counsel in a reasonable exercise of its discretion. The Indemnified Party shall have the right to employ its own counsel who may associate with the counsel designated by the Indemnifying Party (upon the Indemnifying Party's assumption of the defense of the matter), but the fees and expenses of such counsel shall be at the Indemnified Party's expense.

         (c) The Indemnified Party may at any time notify the Indemnifying Party of its intention to settle or compromise any claim, suit or action against the Indemnified Party in respect of which indemnification payments may be sought from the Indemnifying Party hereunder, but shall not settle nor compromise any matter for which indemnification may be sought, notwithstanding this Section 7.3(c), in excess of $1,000 without the consent of the Indemnifying Party, which shall not be unreasonably withheld. Any settlement or compromise of any claim, suit or action in accordance with the preceding sentence, or any final judgment or decree entered on or in, any claim, suit or action in which the Indemnifying Party did not assume the defense in accordance herewith, shall be deemed to have been consented to by, and shall be binding upon, the Indemnifying Party as fully as if the Indemnifying Party had assumed the defense thereof and a final judgment or decree had been entered in such suit or action, or with regard to such claim, by a court of competent jurisdiction for the amount of such settlement, compromise, judgment or decree.

         (d) The Indemnifying Party shall be subrogated to any claims or rights of the Indemnified Party as against any other persons with respect to any amount paid by the Indemnifying Party under this Article 7 or under Section 5.14(c).
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The  Indemnified  Party shall  cooperate  with the  Indemnifying  Party,  at the
Indemnifying Party's expense, in the assertion by the Indemnifying Party of any such claim against other persons.

         7.4      Sole Remedy.

         (a) Purchasers' sole and exclusive remedy for any breach of this Agreement by Sellers shall be the provisions in Sections 5.4(e), 5.14(c) and 7.1, and Purchasers hereby waive any and all other remedies which may be available at law or equity for any breach or alleged breach of this Agreement.

         (b) Sellers' sole and exclusive remedy for any breach of this Agreement by Purchasers shall be the provisions in Sections 5.4(e) and 7.2, and Sellers hereby waive any and all other remedies which may be available at law or equity for any breach or alleged breach of this Agreement.

                                    ARTICLE 8
                                   TERMINATION

         8.1 When Agreement May be Terminated. This Agreement may be terminated at any time prior to Closing:

         (a)      By mutual written consent of Purchasers and Sellers; or

         (b) By Purchasers or Sellers if Closing shall not have occurred prior to April 30, 1996; provided that Purchasers or Sellers may terminate this Agreement pursuant to this paragraph (b) only if failure to close is not because of a breach of this Agreement by the party desiring to terminate the Agreement; or

         (c)      In accordance with Section 5.5.

     8.2 Final Termination. This Agreement will terminate on May 31, 1996 if the Closing has not yet occurred.

         8.3 Effect of Termination. In the event of termination of this Agreement by either Sellers or Purchasers, as provided above, this Agreement shall forthwith terminate and there shall be no liability on the part of any party or any party's officers or directors, except for liabilities arising from a breach of this Agreement prior to such termination; provided, however, that the obligations of the parties set forth in Article 7 shall survive such termination.

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
                                    ARTICLE 9
                                   ARBITRATION

         9.1 Agreement to Arbitrate. Except as set forth in Sections 2.3(b), 7.1(d) and 7.2(b), any claim, controversy or dispute arising out of or relating to this Agreement, on which an amicable understanding cannot be reached, to the maximum extent allowed by applicable law and irrespective of the type of relief sought, shall be submitted to and resolved by arbitration, and such arbitration shall be the sole remedy for such matter. Such arbitration shall be heard and conducted in New York, New York and shall be conducted expeditiously and confidentially in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"), as such rules shall be in effect on the date of delivery of demand for arbitration, with the exception that the arbitrators may not award any punitive or exemplary damages or any damages other than compensatory, and except as such rules may be otherwise inconsistent with the express provisions of this Article 9.

         9.2 Initiating Arbitration. To initiate arbitration, a party shall notify the other party in writing of its desire to arbitrate, stating the nature of its dispute and the remedy sought. The receiving party shall acknowledge receipt of the notice in writing within 5 days, and thereafter the parties shall attempt in good faith to resolve the dispute within 15 days. If the dispute cannot be resolved within such 15-day period, any party may file a written demand for arbitration by filing a written notice with the AAA and with the other party, complying with the AAA's prescribed procedures for such notices. Within 15 days of delivery of such demand for arbitration, each party shall appoint one arbitrator, and the arbitrators so selected shall, within 15 days of their appointment, appoint an additional arbitrator. In the event that the arbitrators selected by the parties are unable to agree upon the selection of the additional arbitrator after reasonable efforts within such 15-day period, a list of 7 qualified and available persons shall be requested from the AAA. The parties shall take turns striking one person each from the list, with the last remaining person being the additional selected arbitrator. Once selected, the arbitration panel shall meet as expeditiously as possible, select a chairman, schedule the arbitration hearing, and notify the parties in writing of the date, time and place of the hearing.

         9.3 Effect. All conclusions of law reached by the arbitrators shall be made in accordance with the internal laws of the State of Georgia without regard for its conflict of laws doctrine. Any award rendered by the arbitrators shall be accompanied by a written opinion setting forth the findings of fact and conclusions of law relied upon in reaching their decision. The award rendered by the arbitrators shall be final, binding and non-appealable, and judgment upon such award may be entered by any court having jurisdiction thereof. The parties agree that the existence, conduct and content of any such arbitration shall be kept confidential and no party shall disclose to any person any information about such arbitration, except as may be required by law or for financial reporting purposes in each party's financial statements.
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         9.4  Costs.  Each  party  shall  pay the  fees  of its own  arbitrator, attorneys, expenses of witnesses and all other expenses in connection with the presentation of such party's case. The remaining costs of the arbitration, including, without limitation, fees of the additional arbitrator, costs of records or transcripts and administrative fees, shall be borne by the parties as designated by the arbitrators.

                                   ARTICLE 10
                                  MISCELLANEOUS

         10.1 Nature and Survival of Representations. The representations, warranties, covenants and agreements of Purchasers and Sellers contained in this Agreement shall survive the Closing and shall not merge in the performance of any obligation by any party hereto. Sellers acknowledge and agree that prior to Closing, Purchasers intend to perform such investigation of the Companies as they deem necessary or appropriate; however, no investigation by Purchasers will diminish or obviate any of the representations, warranties, covenants or agreements made or to be performed by Sellers pursuant to this Agreement, or Purchasers' right to rely upon such representations, warranties, covenants and agreements.

     10.2 Amendment. This Agreement may not be amended or modified without the prior written consent of all parties.

     10.3 Waiver. Failure to insist upon strict compliance with any of the terms or conditions of this Agreement at any one time shall not be deemed a waiver of such term or condition at any other time; nor shall any waiver or relinquishment of any right or power granted herein at any time be deemed a waiver or relinquishment of the same or any other right or power at any other time.

         10.4 Governing Law. Notwithstanding the place where this Agreement may be executed by any of the parties, the parties expressly agree that this Agreement shall in all respects be governed by, and construed in accordance with, the laws of the State of Georgia, without regard for its conflict of laws doctrine.

         10.5 Notices. Any notice or other communication to be given hereunder shall be in writing and shall be deemed sufficient when (i) mailed by United
States certified mail, return receipt requested, (ii) mailed by overnight express mail, (iii) sent by facsimile or telecopy machine, followed by confirmation mailed by first-class mail or overnight express mail, or (iv) delivered in person, at the address set forth below, or such other address as a party may provide to the other in accordance with the procedure for notices set forth in this Section:
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                  If to Purchasers:

                  Goran Capital Inc.
                  4720 Kingsway Drive
                  Indianapolis, IN 46205
                  Attention: Alan G. Symons
                  Telephone:  317-259-6300
                  Telecopy:  317-259-6395

                  with a copy (which shall not constitute notice) to:

                  GS Capital Partners II, L.P.
                  85 Broad Street
                  New York, New York 10004
                  Attention: Michael A. Pruzan
                  Telephone:  212-902-1000
                  Telecopy:  212-902-3000

                  If to Sellers:

                  Fortis, Inc.
                  One Chase Manhattan Plaza, 41st Floor
                  New York, New York 10005
                  Attention: Katherine Katsidhe, Esq.
                  Telephone:  212-859-7021
                  Telecopy:  212-859-7034

                  with a copy (which shall not constitute notice) to:

                  Alston & Bird
                  1201 West Peachtree Street
                  Atlanta, GA 30309-3424
                  Attention:  B. Harvey Hill, Jr., Esq.
                  Telephone:  404-881-7000
                  Telecopy:  404-881-7777

     10.6 Invalid Provision. If any provision of this Agreement shall be determined by arbitrators (acting in accordance with Article 9) to be invalid or unenforceable, this Agreement shall be deemed amended to delete such provision and the remainder of this Agreement shall be enforceable by its terms.

     10.7 Assignment. This Agreement may not be assigned or delegated by any party without the prior written consent of all other parties, which consent shall not be unreasonably withheld or delayed.
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
     10.8 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

     10.9 Further Assurances. Each party agrees to execute and deliver all such further instruments and do all such further acts as may be reasonably necessary or appropriate to effectuate this Agreement.

     10.10 Headings. Headings and captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend or prescribe the scope of this Agreement or the intent of any provision.

     10.11 Person and Gender. The masculine gender shall include the feminine and neuter genders and the singular shall include the plural.

     10.12 Entire Agreement. This Agreement, together with the Schedules and Exhibits referenced herein, and the Confidentiality Agreement, constitute the entire agreement of the parties with respect to matters set forth in this Agreement and supersede any prior understanding or agreement, oral or written, with respect to such matters.

     10.13 Interpretations. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. No party shall be considered the draftsman. On the contrary, this Agreement has been reviewed, negotiated and accepted by all parties and their lawyers and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

         10.14 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, and all such counterparts shall constitute one and the same Agreement, binding on all the parties notwithstanding that all the parties are not signatories to the same counterpart.

         10.15 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto, any legal or equitable rights hereunder.

                            [Signatures on Next Page]

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         IN WITNESS WHEREOF,  the parties have executed this Agreement as of the day and year first above written.


                                       GORAN CAPITAL INC.


                                       By: /s/ Alan J. Symons

                                       Name: Alan J. Symons
Witness                                Title: President & CEO


                                       SYMONS INTERNATIONAL GROUP, INC.


                                       By: /s/ Alan G. Symons

                                       Name: Alan G. Symons

Witness                                Title:  Vice Chairman & Director


                                       FORTIS, INC.


                                       By: /s/ H.C. Machin

                                       Name: H.C. Machin

Witness                                Title: EVP



                                      INTERFINANCIAL INC.


                                       By:  /s/ H.C. Machin

                                       Name:  H.C. Machin

Witness                                Title: EVP

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